UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.    )

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Micron Technology, Inc.
(Name of Registrant as Specified In Its Charter)

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Notice of Fiscal 2015 Annual Meeting of Shareholders
January 28, 2016
To the Shareholders:

NOTICE IS HEREBY GIVEN that the Fiscal 2015 Annual Meeting of Shareholders of Micron Technology, Inc., a Delaware corporation, will be held on January 28, 2016, at 9:00 a.m., Mountain Standard Time, at our headquarters located at 8000 South Federal Way, Boise, Idaho 83716-9632, for the purposes listed below. As used herein "we," "our," "us," "the Company" and similar terms refer to Micron Technology, Inc., unless the context indicates otherwise.

1.	To elect directors to serve for the ensuing year and until their successors are elected and qualified;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for the fiscal year ending September 1, 2016;

3.	To approve a non-binding resolution to approve the compensation of our Named Executive Officers as described in the proxy statement; and

4.	To transact such other business as may properly come before the meeting or any adjournment thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

Only shareholders of record at the close of business on November 30, 2015 are entitled to receive notice of and to vote at the meeting and any postponements or adjournments of the meeting. A complete list of shareholders entitled to vote at the meeting will be open to the examination of any shareholder, for any purpose germane to the business to be transacted at the meeting, during ordinary business hours for the ten-day period immediately preceding the date of the meeting, at our headquarters at 8000 South Federal Way, Boise, Idaho 83716-9632.

The Securities and Exchange Commission permits proxy materials to be furnished over the Internet rather than in paper form. Accordingly, we are sending most of our shareholders a notice regarding the availability of this proxy statement, our Annual Report on Form 10-K for fiscal 2015 and other proxy materials via the Internet (the "Notice"). This electronic process gives you fast, convenient access to the materials, reduces the impact on the environment and reduces our printing and mailing costs. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. The Notice instructs you on how to access and review all of the important information contained in the Proxy Statement and Annual Report. The Notice also instructs you on how you may submit your vote over the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice.

Attendance at the Annual Meeting will be limited to shareholders and our guests. Shareholders may be asked to furnish proof of ownership of our Common Stock before being admitted to the meeting.

To ensure your representation at the meeting, you are urged to vote. You may vote by telephone or electronically via the Internet. Alternatively, if you received a paper copy, you may sign, date and return the proxy card in the postage-prepaid envelope enclosed for that purpose. Please refer to the instructions included with the proxy card for additional details. Shareholders attending the meeting may vote in person even if they have already submitted their proxy, and any previous votes that were submitted by the shareholder, whether by Internet, telephone or mail, will be superseded by the vote that such shareholder casts at the meeting.

By Order of the Board of Directors
Boise, Idaho December 15, 2015	Joel L. Poppen Vice President, Legal Affairs, General Counsel and Corporate Secretary

YOUR VOTE IS IMPORTANT. PLEASE SUBMIT YOUR PROXY PROMPTLY.

8000 South Federal Way
Boise, Idaho 83716-9632
____________________________

PROXY STATEMENT
FISCAL 2015 ANNUAL MEETING OF SHAREHOLDERS

January 28, 2016
9:00 a.m. Mountain Standard Time
____________________________

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The proxy is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Micron Technology, Inc., for use at the Fiscal 2015 Annual Meeting of Shareholders to be held on January 28, 2016, at 9:00 a.m., Mountain Standard Time, or at any adjournment or postponement thereof (the "Annual Meeting"). The purpose of the Annual Meeting is set forth herein and in the accompanying Notice of Fiscal 2015 Annual Meeting of Shareholders. The Annual Meeting will be held at our headquarters located at 8000 South Federal Way, Boise, Idaho 83716-9632. Our telephone number is (208) 368-4000.

This Proxy Statement and related proxy card are first being distributed on or about December 15, 2015, to all shareholders entitled to vote at the meeting.

Shareholders can vote their shares using one of the following methods:

•	Vote through the Internet at www.proxypush.com/MU using the instructions included in the notice regarding the Internet availability of proxy materials, the proxy card or voting instruction card;

•	Vote by telephone using the instructions on the proxy card or voting instruction card if you received a paper copy of the proxy materials;

•	Complete and return a written proxy or voting instruction card using the proxy card or voting instruction card if you received a paper copy of the proxy materials; or

•	Attend and vote at the meeting.

Internet and telephone voting are available 24 hours a day, and if you use one of those methods, you do not need to return a paper proxy or voting instruction card. If you have questions on how to vote, you can call us at (877) 297-1746. Unless you are planning to vote at the meeting, your vote must be received by 11:59 p.m., Eastern Standard Time, on January 27, 2016.

Record Date

Shareholders of record at the close of business on November 30, 2015 (the "Record Date"), are entitled to receive notice of and to vote at the meeting.

Revocability of Proxy

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by attending the Annual Meeting and voting in person or by delivering to us a written notice of revocation or another duly executed proxy bearing a date later than the earlier given proxy but prior to the date of the Annual Meeting.

Solicitation

We will bear the cost of solicitation. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Proxies may be solicited by our directors, officers and employees, without additional compensation, personally or by telephone or Internet. We intend to use the services of D.F. King & Co., a proxy solicitation firm, in connection with the solicitation of proxies. Although the exact cost of the solicitation services is not known at this time, it is anticipated that the fees paid by us for these services will be approximately $12,500.

Outstanding Shares

We have one class of stock outstanding, common stock, $0.10 par value per share (the "Common Stock"). As of November 30, 2015, the Record Date, 1,035,239,924 shares of Common Stock were issued and outstanding and entitled to vote.

Voting Rights and Required Vote

Under the Delaware General Corporation Law and our Restated Certificate of Incorporation and our Amended and Restated Bylaws ("Bylaws"), each shareholder will be entitled to one vote for each share of Common Stock held at the Record Date for all matters, including the election of directors. The required quorum for the transaction of business at the Annual Meeting is a majority of the votes eligible to be cast by holders of shares of our Common Stock issued and outstanding on the Record Date. Shares that are voted "FOR," "AGAINST" or "ABSTAIN" are treated as being present at the Annual Meeting for the purposes of establishing a quorum and are tallied to determine the shareholders' decision with respect to the matter voted upon (the "Votes Cast"). Abstentions will have the same effect as voting against a proposal. Broker non-votes will be considered present and entitled to vote for purposes of determining the presence or absence of a quorum for the transaction of business, but such non-votes are not deemed to be Votes Cast and, therefore, will not be included in the tabulation of the voting results with respect to voting results for the election of directors or issues requiring the approval of a majority of Votes Cast.

Shares held in a brokerage account or by another nominee are considered held in "street name" by the shareholder or "beneficial owner." A broker or nominee holding shares for a beneficial owner may not vote on matters relating to the election of directors or advisory votes unless the broker or nominee receives specific voting instructions from the beneficial owner of the shares. As a result, absent specific instructions, brokers or nominees may not vote a beneficial owner's shares on Items 1 and 3 and such shares will be considered "broker non-votes" for such proposals.

Directors will be elected if the number of votes "FOR" a particular director exceeds the number of votes "AGAINST" that same director. With respect to all other items of business, the "FOR" vote of a majority of the Votes Cast is required in order for such matter to be considered approved by the shareholders.

Voting of Proxies

The shares of Common Stock represented by all properly executed proxies received in time for the meeting will be voted in accordance with the directions given by the shareholders. If no instructions are given with respect to a properly executed proxy timely received by us, the shares of Common Stock represented thereby will be voted (i) FOR each of the nominees named herein as directors, or their respective substitutes as may be appointed by the Board of Directors, (ii) FOR ratification of the appointment of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for the fiscal year ending September 1, 2016, (iii) FOR approval of a non-binding resolution to approve the compensation of our Named Executive Officers as described in the proxy statement; and (iv) in the discretion of the proxy holders for such business which may properly come before the Annual Meeting.

PROPOSAL 1 – ELECTION OF DIRECTORS

Nominees

A board of seven directors is to be elected at the Annual Meeting, all of whom have been recommended for nomination by a majority of the independent directors of the Board of Directors and all of whom are currently serving as directors. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the seven management nominees named below. If any management nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. It is not expected that any nominee listed below will be unable or will decline to serve as a director. The term of office of each person elected as a director will continue until the next Annual Meeting of Shareholders or until such person's successor has been elected and qualified, except in the case of earlier resignation or removal. Executive officers are appointed annually by the Board of Directors and serve until their successors are duly appointed and qualified, except in the case of earlier resignation or removal. The names of the nominees and certain information about them are set forth below:

			Served as a Director Since	Board Committees(1)
Name of Nominee	Age	Principal Occupation		A	C	G	F
Robert L. Bailey	58	Former Chairman of PMC-Sierra, Inc.	2007	X		X
Richard M. Beyer	67	Former Chairman and Chief Executive Officer of Freescale Semiconductor, Inc.	2013		X	X
Patrick J. Byrne	55	President of Tektronix	2011		X	X
D. Mark Durcan	54	Chief Executive Officer of Micron Technology, Inc.	2012				X
Mercedes Johnson	61	Former Chief Financial Officer of Avago Technologies Limited	2005	X		X	X
Lawrence N. Mondry	55	Former Chief Executive Officer of Apollo Brands	2005		X	X	X
Robert E. Switz	69	Chairman of the Board of Micron Technology, Inc.	2006	X		X

(1)    A = Audit Committee, C = Compensation Committee, G = Governance Committee, F = Finance Committee

Set forth below are the principal occupations of the nominees for at least the past five years:

Robert L. Bailey was the Chairman of the Board of Directors of PMC-Sierra, Inc. ("PMC") from 2005 until May 2011 and also served as PMC's Chairman from February 2000 until February 2003.  Mr. Bailey served as a director of PMC from October 1996 to May 2011.  He also served as the Chief Executive Officer of PMC from July 1997 until May 2008.  PMC is a leading provider of broadband communication and semiconductor storage solutions for the next-generation Internet.  Mr. Bailey holds a BS in Electrical Engineering from the University of Bridgeport and an MBA from the University of Dallas.

Mr. Bailey's experience as Chief Executive Officer and Chairman of a leading technology company has given him expertise in the technology industry as well business operations, finance, corporate development, corporate governance and management.

Richard M. Beyer was Chairman and Chief Executive Officer of Freescale Semiconductor, Inc. ("Freescale") from 2008 through June 2012 and served as a director of Freescale until April 2013. Prior to Freescale, Mr. Beyer was President, Chief Executive Officer and a Director of Intersil Corporation from 2002 to 2008. He has also previously served in executive management roles at FVC.com, VLSI Technology and National Semiconductor Corporation. He currently serves on the Board of Directors of Dialog Semiconductor and Analog Devices, Inc. Mr. Beyer served three years as an officer in the United States Marine Corps. He holds a BA and an MA in Russian from Georgetown University and an MBA in Marketing and International Business from Columbia University Graduate School of Business.

Mr. Beyer's experience as the Chief Executive Officer and a director at leading technology companies has given him expertise in the technology industry as well business operations, finance, corporate development, corporate governance and management.

Patrick J. Byrne has served as the President of Tektronix, a subsidiary of Danaher Corporation, since July 2014. Mr. Byrne was Vice President of Strategy and Business Development and Chief Technical Officer of Danaher Corporation from November 2012 to July 2014. Danaher Corporation designs, manufactures, and markets innovative products and services to professional, medical, industrial, and commercial customers. Prior to that, Mr. Byrne served as Director, President and Chief Executive Officer of Intermec, Inc. from 2007 to May 2012. Mr. Byrne was with Agilent Technologies, Inc. from 1999 to 2007 and served in various management positions. Mr. Byrne holds a BS in Electrical Engineering from the University of California, Berkeley, and an MS in Electrical Engineering from Stanford University.

Mr. Byrne's experience in executive management at public companies has given him expertise in the technology industry as well as business operations, finance, corporate development, corporate governance and management.

D. Mark Durcan joined us in June 1984 and has served in various positions since that time.  Mr. Durcan was appointed our Chief Operating Officer in February 2006, President in June 2007 and Director and Chief Executive Officer in February 2012. Mr. Durcan has been an officer since 1996.  Mr. Durcan is a member of the Board of Directors of AmerisourceBergen Corporation and Freescale Semiconductor, Inc. Mr. Durcan holds a BS and MChE in Chemical Engineering from Rice University.

Mr. Durcan has been with us for over 30 years and his experiences have given him extensive expertise in our business and operations. He has developed expertise in the areas of finance, corporate development, corporate governance, business strategy and management.

Mercedes Johnson was the Senior Vice President and Chief Financial Officer of Avago Technologies Limited, a supplier of analog interface components for communications, industrial and consumer applications, from December 2005 to August 2008.  She also served as the Senior Vice President, Finance, of Lam Research Corporation ("Lam") from June 2004 to January 2005 and as Lam's Chief Financial Officer from May 1997 to May 2004.  Ms. Johnson holds a degree in Accounting from the University of Buenos Aires and currently serves on the Board of Directors for Intersil Corporation, Juniper Networks, Inc. and Teradyne, Inc.  Ms. Johnson is the Chairman of the Board's Audit Committee and Finance Committee.

Ms. Johnson's experience as the Chief Financial Officer of several technology companies has given her expertise in finance, corporate development, corporate governance, management and operations.

Lawrence N. Mondry was the Chief Executive Officer of Apollo Brands, a consumer products portfolio company, from February 2014 to February 2015. Mr. Mondry was the Chief Executive Officer of Flexi Compras Corporation, a rent-to-own retailer, from June 2013 to February 2014. Mr. Mondry was the President and Chief Executive Officer of CSK Auto Corporation ("CSK"), a specialty retailer of automotive aftermarket parts, from August 2007 to July 2008.  Prior to his appointment at CSK, Mr. Mondry served as the Chief Executive Officer of CompUSA Inc. from November 2003 to May 2006.  Mr. Mondry joined CompUSA in 1990.  Mr. Mondry is the Chairman of the Board's Compensation Committee and Governance Committee.

Mr. Mondry's experience as the Chief Executive Officer of various retailers has given him expertise in operations, management, finance and corporate development. Mr. Mondry's retail expertise is especially relevant to our Lexar and Crucial businesses.

Robert E. Switz was the Chairman, President and Chief Executive Officer of ADC Telecommunications, Inc., ("ADC"), a supplier of network infrastructure products and services from August 2003 until December 2010, when Tyco Electronics Ltd. acquired ADC.  Mr. Switz joined ADC in 1994 and throughout his career there held numerous leadership positions.  Mr. Switz holds an MBA from the University of Bridgeport and a BS in Business Administration from Quinnipiac University.  Mr. Switz also serves on the Board of Directors for Broadcom Corporation, GT Advanced Technologies and Gigamon Inc.  Mr. Switz has served as our Chairman of the Board since February 2012.

Mr. Switz's experience as Chief Executive Officer and Chairman of a leading technology company has given him expertise in the technology industry as well business operations, finance, corporate development, corporate governance and management.

There are no family relationships between any of our directors or executive officers.

The Board of Directors recommends voting "FOR" approval of the nominees listed above.

CORPORATE GOVERNANCE

Director Resignation

D. Warren A. East has indicated that he will be resigning from our Board of Directors immediately prior to the upcoming Annual Meeting of Shareholders. As a result, Mr. East will not be standing for re-election to the Board and we will be amending our Amended and Restated Bylaws to reduce the size of the Board to seven members. We appreciate Mr. East's contributions and wish him success in his future endeavors.

Code of Business Conduct and Ethics

The Board of Directors has adopted a Code of Business Conduct and Ethics that is applicable to all our directors, officers and employees. A copy of the Micron Code of Business Conduct and Ethics is available at www.micron.com and is also available in print upon request. Any amendments or waivers of the Code of Business Conduct and Ethics will also be posted on our website within four business days of the amendment or waiver as required by applicable rules and regulations of the Securities and Exchange Commission ("SEC") and the Listing Rules of NASDAQ.

Director Independence

The Board of Directors has determined that directors Bailey, Beyer, Byrne, East, Johnson, Mondry and Switz qualify as independent directors. In determining the independence of our directors, the Board of Directors has adopted independence standards that mirror the criteria specified by applicable laws and regulations of the SEC and the Listing Rules of NASDAQ. None of these directors have a relationship with us, other than any relationship that is categorically not material under the guidelines referenced above. See "Certain Relationships and Related Transactions."

Board Leadership Structure

Mr. Switz has served as our Chairman of the Board since February 2012. We do not have a fixed policy on whether the roles of chairman and CEO should be separate or combined. The decision is based on our and our shareholders' best interests under the circumstances existing at the time. In his role as Chairman, Mr. Switz oversees meetings of the independent directors and acts as a liaison between the independent directors and CEO.

Risk Assessment Role

The Board of Directors is responsible for overseeing the major risks we face and reviewing management's proposals for their mitigation. In addition, the Board has delegated oversight of certain categories of risk to the Audit, Compensation and Governance Committees. The Audit Committee reviews and discusses with management significant financial and nonfinancial risk exposures, including cyber security, and the steps management has taken to monitor, control, and report such exposures. The Compensation Committee oversees management of risks relating to our compensation plans and programs. The Governance Committee manages risks associated with board governance and director independence. The Audit, Compensation and Governance Committees report to the Board regularly on matters relating to the specific areas of risk the committees oversee.

Compensation Risks

We have assessed our compensation programs and have concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on us. We assessed our compensation programs to determine if the programs' provisions and operations create undesired or unintentional risk of a material nature. We also reviewed the results of our findings with Mercer, our outside compensation consultant. This risk assessment process included a review of program policies and practices; program analysis to identify risk and risk-control related to the programs; and determinations as to the sufficiency of risk identification, the balance of potential risk-to-potential-reward and risk-control. Although we reviewed all compensation programs, we focused on the programs with variability of payout, with the ability of a participant to directly affect payout and the controls on participant action and payout. In most cases, our compensation policies and practices are centrally designed and administered and are substantially the same for each business unit. Certain internal groups have different or supplemental compensation programs tailored to their specific operations and goals, and programs may differ by country due to variations in local laws and customs.

Compensation Consultant

The Compensation Committee annually engages a compensation consultant, currently Mercer, to provide a comprehensive review of executive compensation matters. Mercer provides the Compensation Committee with information for all of our officers on cash and non-cash compensation elements and historical and trend payment data.

The Compensation Committee has established procedures that it considers adequate to ensure that Mercer's advice to the Compensation Committee remains objective and is not influenced by our management. These procedures include: a direct reporting relationship to the Compensation Committee; a provision in the Compensation Committee's engagement letter with Mercer specifying what information, data, and recommendations can be shared with management; and an annual update to the Compensation Committee on Mercer's relationship with us, including a summary of the work performed for us during the preceding 12 months. The specific activities that Mercer undertakes for us include:

•	review non-employee director compensation;

•	review the Compensation Peer Group (as defined in the Compensation Discussion and Analysis) and recommend any changes to its members;

•	benchmark total direct compensation and its components (salary, short-term incentives and long-term incentives) of our officers using several data sources;

•	evaluate our historical pay-for-performance relationship;

•	review the metrics and targets associated with the annual short-term incentives and long-term incentive plans;

•	review the proposed equity grants for executives, along with vesting recommendations;

•	assist with a risk assessment of our compensation practices;

•	review a draft of the compensation discussion and analysis component of proxy disclosure; and

•	attend the Compensation Committee meetings in which executive compensation matters are discussed.

We paid Mercer a total of $676,064 in fiscal 2015 for services provided. Of this amount, $99,660 was paid as a result of the executive and non-employee director compensation consulting work Mercer performed for the Compensation Committee and Governance Committee and $576,404 was paid as a result of the work Mercer performed related to our 401(k) Plan and other human resource functions. The decision to use Mercer for services other than those provided to the Compensation Committee and Governance Committee was made by our management and not the Compensation Committee. Mercer is a wholly-owned subsidiary of Marsh & McLennan Companies Inc. ("MMC"). The Company paid MMC $2,402,823 in fiscal 2015 for insurance services.

In addition, the Compensation Committee considered the independence of Mercer in light of SEC rules and NASDAQ listing standards. The Compensation Committee received a letter from Mercer addressing its independence, including the following factors: (i) other services provided to us by Mercer; (ii) fees paid by us as a percentage of Mercer's total revenue; (iii) policies or procedures maintained by Mercer that are designed to prevent a conflict of interest; (iv) any business or personal relationships between the individual consultants involved in the engagement and any member of the Compensation Committee; (v) any of our stock owned by the individual consultants involved in the engagement; and (vi) any business or personal relationships between our executive officers and Mercer or the individual consultants involved in the engagement. The Compensation Committee concluded that there were no conflicts of interest with Mercer.

Board Meetings and Committees

Our Board of Directors held four meetings during fiscal 2015. The Board of Directors met in Executive Session (meetings in which only non-employee directors are present) four times during fiscal 2015. In fiscal 2015, the Board of Directors had a standing Audit Committee, Governance Committee and Compensation Committee. During fiscal 2015, the Audit Committee met 11 times, the Governance Committee met three times and the Compensation Committee met four times. In addition to formal committee meetings, the chairmen of the committees engaged in regular discussions with management regarding various issues relevant to their respective committees. All incumbent directors attended 75% or more of the total number of meetings of the Board of Directors during fiscal 2015. With the exception of Mr. East, all incumbent directors who served on the Audit, Governance and Compensation Committees attended 75% or more of the total number of committee meetings during fiscal 2015. All members of our Board were present at the fiscal 2014 Annual Meeting of Shareholders. We encourage director attendance at the Annual Meeting of Shareholders.

The Audit Committee, the Governance Committee and the Compensation Committee each have written charters that comply with SEC and NASDAQ rules relating to corporate governance matters. Copies of the committee charters as well as our Corporate Governance Guidelines are available at www.micron.com and are also available in print upon request to corporatesecretary@micron.com. The Board has determined that all the members of the Audit Committee, the Governance Committee, and the Compensation Committee satisfy the independence requirements of applicable SEC laws and the Listing Rules of NASDAQ for such committees.

Our Corporate Governance Guidelines specify a mandatory retirement age of 70 for members of our Board of Directors and provide that committee chairman serve for no more than five years, but give the Board the discretion in each case to waive the requirement on an annual basis. The Board has waived the five-year chair limit for Ms. Johnson on the Audit Committee and Mr. Mondry on the Governance Committee.

Audit Committee

Ms. Johnson and Messrs. Bailey and Switz currently serve on the Audit Committee. Ms. Johnson has served as the Chairman of the Audit Committee since October 2010. The Board has determined that Ms. Johnson and Messrs. Bailey and Switz each qualify as an "audit committee financial expert" for purposes of the rules and regulations of the SEC and that each of these members are sufficiently proficient in reading and understanding our financial statements to serve on the Audit Committee. The purpose of the Audit Committee is to assist the Board in overseeing and monitoring:

•	the integrity of our financial statements;

•	the performance of our internal audit function;

•	the performance of our Independent Registered Public Accounting Firm;

•	the qualifications and independence of our Independent Registered Public Accounting Firm; and

•	our compliance with legal and regulatory requirements.

The Audit Committee is also responsible for preparing the Audit Committee report that is included in our annual Proxy Statement. See "Report of the Audit Committee of the Board of Directors." The complete duties and responsibilities of the Audit Committee are set forth in its written charter, which is available at www.micron.com and is also available in print upon request to corporatesecretary@micron.com.

Governance Committee

Ms. Johnson and Messrs. Bailey, Beyer, Byrne, East, Mondry and Switz currently serve on the Governance Committee. Mr. Mondry has served as Chairman of the Governance Committee since October 2009. The responsibilities of the Governance Committee include assisting the Board in discharging its duties with respect to the following:

•	the identification and selection of nominees to our Board of Directors;

•	director compensation;

•	the development of our Corporate Governance Guidelines; and

•	the annual evaluations of the Board and its committees.

The complete duties and responsibilities of the Governance Committee are set forth in its written charter, which is available at www.micron.com and is also available in print upon request to corporatesecretary@micron.com.

The Governance Committee is responsible for identifying nominees for our Board of Directors. While we do not have a list of minimum qualifications that nominees must possess or a specific policy regarding diversity, the following factors are strongly considered by the Governance Committee in making its recommendations:

•substantial experience in the semiconductor industry or related industries;

•strong business acumen and judgment; excellent interpersonal skills;

•	business relationships with key individuals in industry, government and education that may be of significant assistance to us and our operations;

•	familiarity with accounting rules and practices; and

•	"independence" as defined and required by the Listing Rules of NASDAQ and relevant rules and regulations of the SEC.

In the event the Board of Directors has determined that it would be advisable to add additional members to the Board, the Governance Committee works with a third party executive search firm to assist them in the identification and evaluation of potential candidates to our Board of Directors.

The Governance Committee will consider director nominee recommendations from shareholders. Shareholder recommendations for directors are subject to the same criteria used to evaluate other candidates. Shareholders wishing to recommend a prospective nominee should submit the candidate's name and qualifications to our Corporate Secretary at corporatesecretary@micron.com. Our Bylaws contain the provisions that address the process by which a shareholder may nominate an individual to stand for election to our Board of Directors. A copy of our Bylaws can be found on the Corporate Governance page of our website at www.micron.com and is available in print upon request to corporatesecretary@micron.com.

Compensation Committee

Messrs. Beyer, Byrne, East and Mondry currently serve on the Compensation Committee of the Board of Directors. Mr. Mondry has served as the Chairman of the Compensation Committee since January 2012. The Compensation Committee is responsible for reviewing and approving the compensation of our executive officers. See the "Compensation Discussion and Analysis" and the "Compensation Committee Report" for information regarding how the Compensation Committee sets executive compensation levels. The Compensation Committee has authority to delegate any of its responsibilities to a subcommittee as it may deem appropriate in its judgment. The complete duties of the Compensation Committee are set forth in its written charter, which is available at www.micron.com and is also available in print upon request to corporatesecretary@micron.com.

Finance Committee

In fiscal 2016, we established a standing Finance Committee of the Board of Directors. Ms. Johnson and Messrs. Durcan and Mondry currently serve on the Finance Committee. Ms. Johnson serves as the Chairman of the Finance Committee. The Finance Committee represents and assists the Board in discharging its responsibilities with respect to our financial policies, financial strategies and capital structure. The complete duties of the Finance Committee are set forth in its written charter, which is available at www.micron.com and is also available in print upon request to corporatesecretary@micron.com.

Executive Sessions and Communications with the Board of Directors

Mr. Switz has been the Chairman of our Board of Directors since February 2012. As part of his duties as Chairman, Mr. Switz chairs Executive Session meetings of our Board. Shareholders and interested parties wishing to communicate with our Board of Directors may contact Mr. Switz at chairman@micron.com.

COMPENSATION OF DIRECTORS

The Governance Committee of the Board of Directors oversees the setting of compensation for our non-employee members of the Board of Directors. At the end of fiscal 2014, the Governance Committee engaged Mercer to review and evaluate director compensation for fiscal 2015, in light of prevailing market conditions. Mercer gathered and reviewed market data for non-employee directors from the same Compensation Peer Group used to evaluate officer compensation. For a discussion of peer group companies please see "Executive Compensation and Related Information - Compensation Discussion and Analysis." Upon completion of its review and evaluation, the Governance Committee recommended that the Board of Directors increase the value of the non-employee directors' equity award for fiscal 2015 from $240,000 to $250,000.

Elements of Director Compensation

Annual Retainer

Non-employee directors are entitled to receive an annual retainer of $100,000. Pursuant to our 2008 Director's Compensation Plan (the "DCP"), non-employee directors may elect to take some or their entire annual retainer in the form of cash, shares of Common Stock or deferred rights to receive Common Stock upon termination as a director. Employee directors receive no additional or special remuneration for their service as directors.

Set forth below are the amounts received by directors for their service as committee chair or Chairman of the Board:

	2016	2015
Audit Committee Chair	$30,000	$30,000
Compensation Committee Chair	20,000	20,000
Finance Committee Chair(1)	15,000	—
Governance Committee Chair	15,000	15,000
Chairman of the Board	150,000	150,000

(1) The Finance Committee was established in fiscal 2016, as a result, no payments were made to the Chair of the Finance Committee in fiscal 2015. Amount shown reflects what is expected to be paid in fiscal 2016.

Except for the foregoing, directors do not receive any additional or special cash remuneration for their service on any of the committees established by the Board of Directors. We also reimburse directors for travel and lodging expenses, if any, incurred in connection with attendance at Board of Directors' meetings.

Equity Award

Non-employee directors receive an annual equity award. Since fiscal 2007, the equity award has been exclusively in the form of restricted stock. The "targeted value" for the annual non-employee director equity award is established each year by the Board following discussions with Mercer. The Board increased the targeted value for fiscal 2015 equity compensation from $240,000 to $250,000. The number of restricted shares awarded to each non-employee director is determined by dividing the applicable targeted value by the Fair Market Value of a share of our Common Stock, as defined under our equity plans. For purposes of our equity plans, "Fair Market Value" is the closing price of our Common Stock on the last market-trading day prior to the date of grant. The restrictions on the shares awarded in fiscal 2015 lapse for 100% of such shares on the first anniversary of the date of grant (the "Vesting Period"). Notwithstanding the foregoing, the restrictions will lapse for 100% of such shares in the event a director either reaches the mandatory retirement age or retires from the Board during the Vesting Period having achieved a minimum of three years of service with the Board prior to the effective date of his or her retirement.

Fiscal 2015 Director Compensation

The following table details the total compensation earned by our non-employee directors in fiscal 2015.

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Total
Robert L. Bailey	$100,000	$250,019	$350,019
Richard M. Beyer	100,000	250,019	350,019
Patrick J. Byrne	100,000	250,019	350,019
D. Warren A. East	100,000	250,019	350,019
Mercedes Johnson	130,000	250,019	380,019
Lawrence N. Mondry	135,000	250,019	385,019
Robert E. Switz	250,000	250,019	500,019

(1)
On October 21, 2014, each director who was not an employee was granted 8,421 shares of restricted stock with a grant date fair value of $250,019 ($29.69 per share). Grant date fair values were determined in accordance with Financial Accounting Standards Board Accounting Statements Codification Topic 718 ("ASC 718"). For information on the restrictions associated with these awards, see "Elements of Director Compensation – Equity Award" above. Any dividends payable with respect to our Common Stock will be payable with respect to all awards of restricted stock. As of September 3, 2015, each non-employee director held 8,421 shares of restricted stock.

PRINCIPAL SHAREHOLDERS

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth security beneficial ownership information of our Common Stock as of the Record Date (November 30, 2015), based on the most current information provided to us by the beneficial owners, available to us from our own records or provided in SEC filings made by the beneficial owners, for (i) persons known by us to own beneficially more than 5% of our Common Stock, (ii) each director, (iii) each Named Executive Officer listed in the "Summary Compensation Table" set forth herein and (iv) all directors and executive officers as a group:

Name of Beneficial Owner	Number of Shares Owned(1)	Right to Acquire(2)	Total Beneficial Ownership	Percent of Class(3)
BlackRock, Inc.(4)	71,573,624		71,573,624	6.9%
The Vanguard Group, Inc.(5)	57,823,537		57,823,537	5.6%
Mark W. Adams	452,266	741,175	1,193,441	*
Robert L. Bailey	111,924		111,924	*
Richard M. Beyer	54,700		54,700	*
Patrick J. Byrne	123,226		123,226	*
Scott J. DeBoer	175,765	93,475	269,240	*
D. Mark Durcan(6)	1,979,487	1,890,425	3,869,912	*
D. Warren A. East	31,014		31,014	*
Mercedes Johnson	49,415		49,415	*
Ernest E. Maddock	103,256		103,256	*
Lawrence N. Mondry	188,007		188,007	*
Brian M. Shirley	332,514	437,400	769,914	*
Robert E. Switz	124,882		124,882	*
Steven L. Thorsen, Jr.	266,105	195,475	461,580	*
Ronald C. Foster(7)	523,099	313,500	836,599	*
Mark J. Heil	21,639	158,548	180,187	*
All directors and executive officers as a group (17 persons)	4,716,140	4,041,529	8,757,669	*

*	Represents less than 1% of shares outstanding

(1)	Excludes shares that may be acquired through the exercise of outstanding stock options.

(2)	Represents shares that an individual has a right to acquire within 60 days of the Record Date.

(3)	For purposes of calculating the Percent of Class, shares that the person or entity had a Right to Acquire are deemed to be outstanding when calculating the Percent of Class of such person or entity.

(4)
As of December 31, 2014, BlackRock, Inc. had sole voting power as to 56,910,231 shares and sole dispositive power as to 71,573,624 shares. This information was taken from Schedule 13G filed on February 9, 2015. BlackRock's business address is 55 East 52nd Street, New York, NY 10022.

(5)
As of December 31, 2014, The Vanguard Group, Inc. had sole voting power as to 1,853,124, sole dispositive power as to 56,069,539 shares, and shared dispositive power as to 1,753,998 shares. This information was taken from Schedule 13G filed on February 11, 2015. The Vanguard Group's business address is 100 Vanguard Blvd., Malvern, PA 19355.

(6)	Includes 284,653 shares beneficially owned by C&E Partners L.P. and 3,101 shares beneficially owned by Mr. Durcan's spouse.

(7)	Includes 1,026 shares held jointly with Mr. Foster's spouse.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis presents material information helpful or necessary to understand the objectives and policies of our compensation program for executive officers and the compensation reported in the tables that follow. This discussion focuses on the compensation awarded to, earned by, and paid to the following individuals:

•	Mark W. Adams, our President, and for a portion of the year, our interim Chief Financial Officer;

•	D. Mark Durcan, our Chief Executive Officer;

•	Scott J. DeBoer, our Vice President, Research and Development;

•	Ernest E. Maddock, our Chief Financial Officer since June 2015;

•	Brian M. Shirley, our Vice President, Memory Technology and Solutions; and

•	Steven L. Thorsen, Jr., our Vice President, Worldwide Sales.

In addition, we have included information related to two other individuals who served as executive officers for a portion of fiscal 2015. Ronald C. Foster served as our Chief Financial Officer until his resignation on February 6, 2015 and Mark J. Heil served as our interim Principal Financial Officer and interim Principal Accounting Officer from March 5, 2015 until June 1, 2015 when Mr. Maddock joined the Company. Mr. Heil currently serves as our Vice President and Corporate Controller.
Please refer to page 23 for a discussion of Mr. Heil's Compensation.

Throughout this discussion, the foregoing individuals who are also named in the "Fiscal 2015 Summary Compensation Table," are referred to as our "Named Executive Officers" and the Compensation Committee of the Board of Directors is referred to as the "Committee."

Executive Summary

Financial Highlights

For the fiscal year ended	September 3, 2015	August 28, 2014	August 29, 2013

	(in millions, except per share amounts)
Net sales	$16,192	$16,358	$9,073
Operating income	2,998	3,087	236
Net income attributable to Micron	2,899	3,045	1,190
Earnings per share - Diluted	2.47	2.54	1.13
Cash flows from operations	5,208	5,699	1,811

•	Revenue of $16.2 billion

•	Gross margin of 32%

•	Operating cash flow of over $5.2 billion

•	Reduced the dilutive effect on our earnings per share from our convertible notes by 37 million equivalent shares through conversions and repurchases

•	Repurchased 42 million shares of Common Stock

Operational Highlights

	DRAM	Trade NAND Flash(1)

	(percentage change from fiscal 2014)
Net sales	(7)%	20%
Average selling prices per gigabit	(11)%	(17)%
Gigabits sold	4%	45%
Cost per gigabit	(12)%	(10)%

(1)	Trade NAND Flash excludes sales to Intel at cost from our NAND Flash joint venture with Intel.

•	Capital investments of $4.1 billion focused on deployment of advanced technology to drive manufacturing efficiency and enable new products

•
In the fourth quarter of fiscal 2015 we introduced 3D XPointTM technology, a new category of non-volatile memory. 3D XPoint memory's innovative, transistor-less cross point architecture allows data to be written and read in small sizes, leading to fast and efficient read/write processes.

•
We currently own approximately 33% of Inotera Memories, Inc. ("Inotera"). On December 14, 2015, we announced that, subject to certain conditions, we will be acquiring the remaining shares of Inotera in a transaction valued at approximately $3.2 billion, net of cash and debt at Inotera.  The acquisition is expected to close in the middle of calendar 2016.

Total Shareholder Return ("TSR")

The following chart shows our relative TSR data as compared to the median of our Compensation Peer Group.

Total Shareholder Return
1-Year (%)
3-Year (%)
5-Year (%)
200%
150%
100%
50%
0%
-50%
-16%
-48%
41%
172%
66%
135%
Peer Group Median
Micron

The information presented is based on closing prices on or nearest September 3 for each period presented above and represents annualized rates of return reflecting price appreciation plus reinvestment of dividends and the compounding effect of dividends paid, if any, on reinvested dividends.

Objective of our Executive Compensation Program

Our primary long-term corporate objective is to create superior value for our shareholders. The objective of the executive compensation program is to attract, motivate, reward, and retain highly qualified executive officers who are able to achieve the corporate objective of superior value for our shareholders. The executive compensation program is designed to provide a foundation of fixed compensation (base salary and time-based restricted shares) and a significant portion of performance-based compensation (short-term and long-term incentive opportunities, such as cash bonuses and performance-based restricted stock), that align the interests of executives with those of our shareholders. We also use time-based stock options, the value of which is directly tied to stock price performance.

Compensation Highlights

•
In October 2014, the Committee set compensation levels and performance goals for fiscal 2015 based on a review of financial results, projections, individual contributions, strategic objectives, Market Data (as defined below), and market conditions.

◦	As a result of this review, fiscal 2014 compensation levels for Messrs. Adams, DeBoer, Durcan, Shirley, Thorsen and Foster were adjusted for fiscal 2015 as follows:

Executive Officer	Base Salary	Short-term Incentive(1)	Long-term Incentive
Mark W. Adams	Increased	Unchanged	Increased
Scott J. DeBoer	Increased	Unchanged	Unchanged
D. Mark Durcan	Increased	Unchanged	Unchanged
Brian M. Shirley	Increased	Unchanged	Unchanged
Steven L. Thorsen, Jr.	Unchanged	Unchanged	Unchanged
Ronald C. Foster	Increased	Unchanged	Unchanged

(1)	As a percentage of base salary.

◦
The Committee set performance goals for our executive officers under its Executive Officer Performance Incentive Plan ("EIP"). The performance goals were selected due to their correlation to the creation of shareholder value and their alignment with our strategic objectives. For fiscal 2015, our corporate goals were tied to profitability, customer review metrics and technology milestones related to our DRAM, TLC NAND and 3D NAND products.

◦	The following pay mix, based on target amounts, was established for Messrs. Adams, DeBoer, Durcan, Shirley, Thorsen and Foster for fiscal 2015:

Pay Mix Percentage of Overall Pay
72%
16%
12%
Adams
68%
14%
18%
DeBoer
75%
15%
10%
Durcan
64%
18%
18%
Maddock
72%
14%
14%
Shirley
66%
16%
18%
Thorsen
68%
16%
16%
Foster
Base Salary
Short-term Incentive
Long-term Incentive

◦	For our long-term equity incentives, we use a mix of 25% stock options, 45% time-based restricted stock and 30% performance-based restricted stock.

◦
We changed the metrics used for our performance-based restricted stock awards. Prior to 2015, we used only a return on assets ("ROA") metric with a measurement period of four consecutive quarters. To better align us with our Compensation Peer Group, in 2015, we added a relative total shareholder return ("TSR") metric and established a three-year measurement period for both our ROA and relative TSR goals. We believe a three-year period better measures our performance because of the volatility in our business and stock price.

◦
Mr. Maddock became our Chief Financial Officer in June 2015 and the components of his compensation were set by the Committee at that time. Mr. Maddock was awarded a cash signing bonus of $100,000 upon joining the Company. Mr. Maddock did not receive a performance-based restricted stock award for fiscal 2015 since he joined us late in the fiscal year.

•	CEO Compensation

◦	For fiscal 2015, the Committee increased Mr. Durcan's base salary from $1,025,000 to $1,050,000. His long-term equity incentive opportunity and short-term incentive target did not change.

◦	For fiscal 2015, Mr. Durcan's base salary, short-term incentive target, and long-term incentive opportunity were at or below the market median.

•
In October 2015, the Committee reviewed performance goals and results of fiscal 2015 and determined that Messrs. Adams, DeBoer, Durcan, Maddock, Shirley, Thorsen and Foster had met some of their performance goals, resulting in each of them receiving 20% of their targeted payout.

Corporate Governance and Compensation Practices Highlights

•	The EIP is performance-based and we have no history of changing performance metrics mid-cycle.

•
We offer limited perquisites to our Named Executive Officers and we do not offer any special retirement benefits for our Named Executive Officers other than participation in our retirement plans on the same basis as other employees.

•	We do not have agreements with our officers that provide tax gross-up protection for change in control excise taxes.

•	Our equity incentive plans prohibit repricing of options or stock appreciation rights ("SARs") (directly or indirectly) without prior shareholder approval.

•	Our insider trading policy prohibits our officers and directors from engaging in pledging or hedging activities involving our stock.

•	We have an independent Chairman of the Board.

•	Our executive officers and directors were in compliance with our stock ownership guidelines for fiscal 2015.

Consideration of the Fiscal 2014 Advisory Vote on Executive Compensation

At the Fiscal 2014 Annual Meeting of Shareholders on January 22, 2015, in our annual advisory vote on executive compensation, over 95% of the shares voted in support of the compensation of our named executive officers. The Committee appreciates and values the views of our shareholders. In considering the results of the fiscal 2014 advisory vote on executive compensation, the Committee concluded that the compensation paid to our executive officers and our overall executive pay practices have strong shareholder support and have been effective in implementing our stated compensation philosophy and objectives. The Committee recognizes that executive pay practices and notions of sound governance principles continue to evolve. Consequently, the Committee intends to continue to seek the advice and counsel of its compensation advisors. Our shareholders may communicate any concerns or opinions on executive pay directly to the Committee or the Board. Please refer to "Executive Sessions and Communications with the Board of Directors" on page 8 for information about communicating with the Board.

Oversight of the Executive Compensation Program

Our executive compensation program is administered by the Committee. The Committee assists the Board of Directors in discharging its responsibilities with respect to the compensation of our officers. The Committee has direct responsibility to review and approve corporate goals and objectives used to determine the CEO's compensation, evaluate his performance in light of such goals and objectives, and determine and approve his compensation level based on that evaluation. The Committee also reviews the evaluation process and compensation structure for our other officers, including Messrs. Adams, DeBoer, Durcan, Maddock, Shirley, Thorsen and Foster, and approves their compensation.

The Committee annually engages an outside compensation consultant, currently Mercer. The Committee also works closely with our CEO with respect to the determination of compensation of other officers. A more complete description of the Committee's responsibilities is provided in the Committee's Charter approved by the Board of Directors, which can be found on our website, www.micron.com. A more complete description of the role of the CEO and Mercer in the compensation process is described later in this Compensation Discussion and Analysis. Additional information regarding Mercer, the specific activities that Mercer undertakes for us and related fees can be found under "Corporate Governance – Compensation Consultant" on page 6.

Guiding Principles

We believe we have the best opportunity to attract, motivate, reward and retain qualified individuals, and thus meet our overall objective of increasing shareholder value, by offering a compensation package that is "reasonable" and "competitive" with what our executives could otherwise obtain in the market, and especially from companies within our Compensation Peer Group. Our Compensation Peer Group consists of companies that we believe are especially likely to be our competitors for executive talent and is discussed further in "Market Data Defined" below. What is "reasonable" and "competitive" is gauged against the Market Data and reviewed by the Committee for each of the primary elements of compensation.

Reasonable

As an indication of reasonableness, the Committee typically targets the Market Data median. We believe it is important to retain flexibility in determining the compensation of our officers and, when appropriate, to deviate from the Market Data median due to factors such as:

•
differences in position and level of responsibility among officers, both in absolute terms and relative to our other officers and as compared to similarly situated officers within the Compensation Peer Group,

•	past and anticipated contributions,

•	technical expertise,

•	Company performance,

•	applicable business unit performance, and

•	length of service and/or experience both in absolute terms and relative to our other officers and as compared to officers within the Compensation Peer Group.

The semiconductor industry is highly volatile and changes in Market Data, which is a compilation of data from many companies, may be dramatic from year to year. Market Data can change as compensation practices change, executives retire or are replaced with less experienced and lower-paid executives, goals are achieved or not achieved resulting in varying payouts, participants in proprietary surveys change, and the completeness or accuracy of compensation data improves or deteriorates. Accordingly, what may have been the "median" or within a reasonable range of competitiveness in one year, may be higher or lower for the next. For this reason, even though the Committee manages compensation in accordance with such guiding principles, officer compensation may vary, above or below the median, or a range from the median, year over year.

Competitive

Given our experience, as well as advice we have received from Mercer, we believe a competitive compensation package will consider and measure compensation practices for executive positions with respect to three primary elements of compensation:

•	base compensation (salary),

•	short-term incentive compensation (cash bonus programs), and

•	long-term incentive compensation (stock options and time and performance-based restricted stock).

We do not require that a particular element comprise a set portion of the total compensation mix. We do believe, however, that a significant portion of the compensation should be variable (such as performance-based incentives) as compared to fixed (such as base salary and time-based restricted shares) and that such variable compensation aligns executives' interests with those of our shareholders. Additionally, although the Committee reviews total direct compensation (which is the sum of base salary, short-term incentive and long-term incentive compensation) for Messrs. Adams, DeBoer, Durcan, Maddock, Shirley, Thorsen and Foster, it does not have a fixed objective with respect to such total direct compensation. For fiscal 2015, the total direct compensation approved by the Committee was below the 75th percentile of Market Data values for Messrs. Adams, DeBoer, Foster and Thorsen, below the 50th percentile of Market Data values for Mr. Shirley and below the 25th percentile of Market Data values for Messrs. Durcan and Maddock.

Compensation-setting Process and the Determination of Compensation Levels

The Committee reviews the compensation of our executive officers on an annual basis and sets compensation levels at the beginning of each fiscal year. As part of this process, the Committee reviews our financial results for the year just ended, projections for future periods, our strategic business plan and the Market Data provided by Mercer. The Committee also works with our CEO to establish performance goals that further our strategic objectives.

Mercer reviews the most recent available data and identifies the Market Data values for the 25th, 50th (i.e. median) and 75th percentile with respect to each position or rank. Mercer compares our compensation data, both as to elements and amounts to be paid or potential value to be delivered, with that of the Market Data and reports its findings to the CEO and the Committee. Our CEO works with Mercer by providing our financial data with respect to the most-recently completed fiscal year. The CEO also reviews projected financial results for the current fiscal year and our strategic business plan. The CEO makes suggestions as to base salary, recommends a potential set of company-wide and/or business unit metrics and targets for the current fiscal year with respect to short-term incentives and offers suggestions as to long-term incentive compensation for the executive officers other than himself. He makes no recommendations as to his own level of compensation. The Committee reviews the Market Data, discusses the Market Data with the CEO and with Mercer, discusses individual officer performance based on input from the CEO and, without the CEO present, discusses the CEO's own performance for the most-recently completed fiscal year and anticipated performance for the current year. The Committee uses the Market Data and the deliberations to determine whether our compensation is competitive and reasonable as described above and whether, and to what extent, the Committee believes it would be appropriate to deviate from the Market Data and competitive practices. Following this deliberation, the Committee exercises its business judgment to certify the payment of compensation based on the financial results for the most-recently completed fiscal year, and approves the compensation for the current fiscal year, including the metrics and targets for the current year. Mr. Maddock's compensation was set by the Committee when he joined the Company in June 2015. In setting Mr. Maddock's compensation, the Committee reviewed Market Data related to his position.

Components of the Executive Compensation Program

Fiscal 2015 base salaries

The purpose of a competitive base salary is to compensate executives for performing their day-to-day job responsibilities. Base salaries are generally targeted to approximate the Market Data median but may be above or below depending upon an executive's contributions, experience, performance and length of service. At the completion of fiscal 2014, the Market Data showed that the base salaries of Messrs. Adams, DeBoer, Durcan, Shirley, Thorsen and Foster, were below the 50th percentile for their positions or ranks. As a result, the Committee increased the base salaries of Messrs. Adams, DeBoer, Durcan, Shirley and Foster. The following table shows their fiscal 2015 salaries as compared to the 50th percentile of the Market Data.

Executive Officer	Fiscal 2015 Base Salary	Above (Below) 50th Percentile	Base Salary % Change From Fiscal 2014
Mark W. Adams	$775,000	—%	3%
Scott J. DeBoer	470,000	(2)%	4%
D. Mark Durcan	1,050,000	(4)%	2%
Ernest E. Maddock(1)	550,000	(13)%	NA
Brian M. Shirley	630,000	(9)%	5%
Steven L. Thorsen, Jr.	485,000	(12)%	—%
Ronald C. Foster	620,000	(2)%	3%

(1)	Mr. Maddock joined the Company in June 2015 and his base salary was set by the Committee at that time.

Fiscal 2015 short-term incentive awards

With respect to short-term incentive compensation, we pay for achievement of financial, operational and strategic objectives approved by the Committee at the beginning of each fiscal year. The short-term incentive opportunities are set to be competitive with market practices but actual incentive payouts are commensurate with achievement. Thus, we have adopted a "pay for performance" approach as it relates to short-term incentives.

Historically, we provided annual short-term incentive cash awards to our executive officers pursuant to the EIP. The EIP was last approved by our shareholders in January 2015. The purpose of the EIP is to attract, retain and reward qualified executives, who are important to our success, by providing performance-based, incentive cash awards for outstanding performance at the individual, business-unit and/or company-wide level.

The short-term incentive "opportunity" ("Target Award") for each officer is stated in terms of a specified percentage of such officer's base salary and is designed to reward participants for the achievement of specified short-term company-wide and/or business unit financial, operational or strategic goals. The Committee believes the pre-determined goals, regardless of whether tied to company-wide or business unit performance, promote our long-term success and shareholder value.

The Committee established the following goals for fiscal 2015:

•	Profitability – achieving targeted levels of net income,

•	Customer Review – achieving customer feedback targets,

•	DRAM – achieving targeted technology milestones,

•	TLC NAND – achieving targeted technology milestones, and

•	3D NAND – achieving targeted technology milestones.

The target incentive amounts payable under the EIP for achievement of the fiscal 2015 goals are shown in the columns "Estimated Future Payouts under Non-Equity Incentive Plan Awards" of the "Grants of Plan-Based Awards in Fiscal 2015" table. All goals were established with threshold (50%), target (100%) and maximum (200%) payout levels, with the threshold, target and maximum payouts requiring a significant level of execution and effort and no assurance of goal achievement.

The Target Awards established for fiscal 2015 for Messrs. Adams, DeBoer, Durcan, Maddock, Shirley, Thorsen and Foster were measured against the Market Data median. However, opportunities are not necessarily limited to the Market Data median, but considered within the factors described under the section labeled "Reasonable" above. For fiscal 2015, the following Target Awards were established:

Executive Officer	% of Base Salary
Mark W. Adams	130%
Scott J. DeBoer	80%
D. Mark Durcan	150%
Ernest E. Maddock(1)	100%
Brian M. Shirley	100%
Steven L. Thorsen, Jr.	90%
Ronald C. Foster	100%

(1) Mr. Maddock joined the Company in June 2015 and his target incentive amount was set by the Committee at that time.

The following table shows the Target Award weightings and levels of achievement of the EIP goals for Messrs. Adams, DeBoer, Durcan, Maddock, Shirley, Thorsen and Foster. The weightings reflect each of the officer's responsibilities and ability to affect the attainment of the goal.

EIP Weightings (as Percentage of Target Incentive)

	Weighting	% of Target Achieved
Profitability	50%	—%
Customer review	20%	—%
DRAM	10%	50%
TLC NAND	10%	100%
3D NAND	10%	50%

Overall weighted-average achievement		20%

The levels of achievement were reviewed and certified by the Committee based on fiscal 2015 results and Messrs. Adams, DeBoer, Durcan, Maddock, Shirley, Thorsen and Foster received bonuses in the following amounts:

Executive Officer	% of Target Achieved	Bonus Earned
Mark W. Adams	20%	$201,500
Scott J. DeBoer	20%	75,200
D. Mark Durcan	20%	315,000
Ernest E. Maddock(1)	20%	28,167
Brian M. Shirley	20%	126,000
Steven L. Thorsen, Jr.	20%	87,300
Ronald C. Foster	20%	124,000

(1)	Mr. Maddock's bonus was prorated to reflect his length of service in fiscal 2015.

The EIP calls for certain performance goals to be modified with respect to major corporate transactions if permitted by Section 162(m) of the Internal Revenue Code of 1986, as amended from time to time (the "Code"). These events are more fully described in the EIP. Additionally, the Committee has the discretion to modify performance goals with respect to Target Awards that are not intended to satisfy Section 162(m) if the Committee determines that due to changes in our business, operations, corporate or capital structure, the existing performance goals are rendered unsuitable for a given performance period. Upon the occurrence of a "change in control" (as defined in the EIP), performance periods are deemed to have ended and the Committee will determine whether performance goals were achieved. Finally, the Committee always retains the ability to exercise "negative discretion" and reduce an amount otherwise earned pursuant to the EIP. The Committee did not exercise any negative discretion in fiscal 2015.

Fiscal 2015 long-term equity incentives

We believe long-term incentive compensation should be tied to our success and increase in shareholder value. Accordingly, stock options and performance-based restricted stock awards are significant components of our executive compensation program. We believe these types of awards are especially aligned with shareholders' interests as their value is contingent upon an increase in stock price or the achievement of certain milestones. To ensure our long-term incentive program helps retain executives, we also grant time-based restricted stock awards. The Committee works with Mercer to determine the allocation and type of performance- and time-based awards to grant each fiscal year. In connection therewith, the Committee reviewed the Market Data, and found that 50% of the companies in the Compensation Peer Group used stock options, 63% of the companies used time-based restricted shares and 94% also used performance-based restricted shares as compensation vehicles for their executives. In setting fiscal 2015 compensation, the Committee did not change the mix of long-term equity incentives for Messrs. Adams, DeBoer, Durcan, Shirley, Thorsen and Foster from the 25% stock options, 45% time-based restricted stock and 30% performance-based restricted stock mix established last year. The Committee did not issue performance-based restricted stock to Mr. Maddock for fiscal 2015 since eight months of the performance period had already lapsed by his start date. Mr. Maddock's long-term equity mix for fiscal 2015 was approximately 55% stock options and 45% time-based restricted stock.

With respect to time-based restricted stock awards for fiscal 2015, restrictions lapse as to one-fourth of the shares on each anniversary of the grant date. With respect to stock option awards for fiscal 2015, one-fourth of the shares vest on each anniversary of the grant date. With respect to the performance-based restricted stock awards for fiscal 2015, Messrs. Adams, DeBoer, Durcan, Shirley, Thorsen and Foster received awards related to two different performance goals; half of the performance shares are tied to achieving a specified ROA over a three fiscal year period and the other half are tied to achieving a specified level of relative TSR over a three fiscal year period (the three fiscal year period for both the ROA and relative TSR goal is referred to herein as the "Share Performance Period"). The number of shares that will be received at the end of the Share Performance Period varies between 0% and 200% of the targeted share amount and is dependent upon the level of achievement. All threshold, target and maximum amounts require significant execution and effort with no assurance of achievement guaranteed. In the absence of at least the threshold ROA or relative TSR amount being achieved, the restrictions will not lapse and the shares will be forfeited. We changed the metrics used for our performance-based restricted stock awards. Prior to 2015, we used only a ROA metric with a measurement period of four consecutive quarters. To better align us with our Compensation Peer Group, in 2015, we added a relative TSR metric and established a three-year measurement period for both our ROA and relative TSR goals. We believe a three-year period better measures our performance because of the volatility in our business and stock price.

In determining the amount of the long-term equity incentive awards for Messrs. Adams, DeBoer, Durcan, Maddock, Shirley, Thorsen and Foster, the Committee reviewed the Market Data and information provided by Mr. Durcan related to the other officer's performance and his recommendation as to the amount of their awards. For fiscal 2015, the long-term equity incentive awards approved by the Committee for Mr. Durcan was below the 25th percentile of the Market Data for his position or rank. Messrs. Shirley and Thorsen were below the 50th percentile of the Market Data for their position or rank. Messrs. Adams, DeBoer and Foster were between the 50th and 75th percentile. Mr. Maddock joined the Company in June 2015 and his long-term equity incentive award was set by the Committee at that time. Mr. Maddock's long-term equity incentive opportunity for fiscal 2015 was approximately $2,000,000 and was 18% below the market median. For information on Mr. Durcan's long-term equity incentive, please see the discussion below on CEO compensation.

We have not and do not plan to time the granting of long-term incentive awards (or the payment of any other compensation) with the release of material, non-public information. Historically, long-term incentive awards have been made in the first quarter of the fiscal year with the exact grant date corresponding with the date of the meeting of the Committee. Historically, long-term incentive grants to the Named Executive Officers are approved by the Committee on the same day as the grants to other executive officers and the exercise price of stock options is equal to the fair market value of our Common Stock as defined by the equity plan pursuant to which the award is granted. For purposes of our equity plans, fair market value is defined as the closing price as quoted on NASDAQ for the last market-trading day prior to the date of grant.

Other fiscal 2015 employee benefits

We provide a competitive level of time off, health, life, disability, and retirement benefits to substantially all employees. The Named Executive Officers participate in the same plans as our other employees. Executive perquisites, which for us are minor in scope and amount, are not considered to be material elements of compensation.

CEO Compensation

The following charts show 1-year relative TSR data and CEO compensation for us and our Compensation Peer Group. The information presented in the chart below is based on closing prices on September 3, 2014 and 2015 and represents the rates of return reflecting price appreciation plus reinvestment of any dividends and the compounding effect of any dividends paid on reinvested dividends.

1-Year TSR for 2015
Ranked Peer Comparison
40%
30%
20%
10%
0%
-10%
-20%
-30%
-40%
-50%
-48%
Micron
Peer Group
75th Percentile
50th Percentile
25th Percentile

CEO pay information presented represents peer compensation data via proxies presented to the Committee in October 2014. The 25th, 50th and 75th percentiles presented in the chart represent total target direct compensation (the sum of base salary, short-term incentive and long-term incentive compensation). This data was considered by the Committee in their decision to increase Mr. Durcan’s total target direct compensation for fiscal 2015.

2014 CEO Pay Ranked Peer Comparison
$25,000,000
$20,000,000
$15,000,000
$10,000,000
$5,000,000
$0
Peer Group
Micron
75th Percentile
50th Percentile
25th Percentile

Mr. Durcan's compensation is comprised of the following elements:

Base Salary

Mr. Durcan's base salary for fiscal 2015 was increased from $1,025,000 to $1,050,000. Market Data showed that Mr. Durcan's base salary as CEO was approximately 4% below the median.

Short-Term Incentive

Mr. Durcan's short-term incentive target remained at 150% of his base salary for fiscal 2015. Market Data showed that a short-term incentive of 150% of base salary was the median for CEOs. Based on his salary, the dollar amount of Mr. Durcan's short-term incentive Target Award as CEO was approximately 4% below the median. Mr. Durcan's actual bonus for fiscal 2015 was $315,000, representing 20% of his target incentive.

Long-Term Equity Incentive

Mr. Durcan's long-term equity incentive opportunity for fiscal 2015 remained at $8,000,000. Mr. Durcan's long-term equity incentive opportunity, based on value, was approximately 3% below the market median in fiscal 2015.

Mr. Durcan's long-term incentive was comprised of 25% options, 45% time-based restricted shares and 30% performance-based restricted shares. The following table sets forth the elements and aggregate amounts of Mr. Durcan's long-term incentive award for fiscal 2015:

Award Type	Number of Options/Shares(1)	Grant Date Fair Value(1)
Options	154,100	$2,000,523
Time-based Restricted Stock	125,200	3,601,378
Performance-based Restricted Stock	75,300	2,405,362
	354,600	$8,007,263

(1)
Information related to Mr. Durcan's long-term incentive award is also included in the "Grants of Plan-Based Awards in Fiscal 2015" table. The stock options are listed in the column "Option Awards: Number of Securities Underlying Options," the time-based share amounts are listed in the column "Stock Awards: Number of Shares of Stock or Units," and the performance-based share amounts are listed in the column "Estimated Future Payouts under Equity Incentive Plan Awards Target." The values included in those tables reflect the grant-date fair value under ASC 718.

Severance and Change in Control Arrangements

Severance Agreements

Each of Messrs. Adams, DeBoer, Durcan, Maddock, Shirley, Thorsen and Foster has a similar severance agreement in place (the "Severance Agreements"). We believe severance agreements for certain of our officers are in the best interests of us and our shareholders. The Severance Agreements help us attract and retain qualified executive talent, promote candid discussion among our officers, help provide for a smooth transition when there is a change in management, provide the officer with benefits in consideration of a promise not to compete with us after termination of employment, and release us, and our officers, directors, employees and agents from any and all claims.

The Severance Agreements provide for severance payments upon termination of employment for any reason, including death and voluntary or involuntary termination. The Severance Agreements provide for a "Transition Period," which begins upon a "separation of service" as defined in Section 409A of the Code, regardless of when a termination of employment or loss of officer status occurs, and ends after a period of one year.

Provided an officer complies with post-employment obligations and restrictions described below and all other terms of the Severance Agreement, the officer is entitled to receive compensation during the Transition Period equivalent to the compensation and benefits customarily provided to such officer while employed including, but not limited to, salary, executive bonus, and continued vesting of any granted stock options and restricted shares. With respect to cash and equity awards that are performance-based, the officer is entitled to receive such awards only if the goals are achieved before or during the applicable Transition Period. Such terminated officers are not entitled to receive any new awards under our equity plans or the EIP or to the payment of any compensation that would be deferred past the Transition Period due to payment criteria of an incentive program, as those criteria exist as of the Termination Date.

Terminated officers are subject to the following obligations and restrictions:

•	a one-year non-competition obligation,

•	confidentiality obligations related to our proprietary and confidential information that last indefinitely,

•
a non-disparagement and confidentiality obligation surrounding the reasons for, and circumstances of, the officer's termination of employment or change in officer status that lasts indefinitely. However, we may disclose such information if we determine, in our sole discretion, it is either required by law to be disclosed or necessary to be disclosed to serve a valid business purpose, and

•	non-solicitation and non-interference provisions relating to our employees and business partners that last at least one year.

Upon receipt of all benefits under the Severance Agreement, we and the officer are considered to have settled, waived, and voluntarily released any and all claims each has or may have against the other, inclusive of any of our affiliates, officers, directors, employees or agents, both individually and in their official capacities, which claims are accruing prior to the end of the Transition Period.

Estimated Severance Payments

See "Severance Agreements" on page 33 for a description of the (1) estimated severance amounts as of the end of fiscal 2015 for Messrs. Adams, DeBoer, Durcan, Maddock, Shirley and Thorsen, and (2) estimated severance amounts for Mr. Foster based on his separation from service on February 6, 2015.

Change in Control Arrangements

We do not have separate change in control agreements for our executive officers and directors. The Severance Agreements referenced above provide for transitional benefits in the event of termination of employment, including following a change in control. In addition, under the terms of our EIP and our equity compensation plans, awards may be substituted, assumed or accelerated upon a change in control, depending upon the circumstances. The compensation that executive officers and directors could receive if a change of control occurs is intended to allow them to evaluate objectively whether a potential change in control is in the best interest of us and our shareholders. Estimated value that the Named Executive Officers could receive from our change in control provisions can be found in "Change in Control" on page 34.

Mark J. Heil Compensation

Mr. Heil serves as our Vice President and Corporate Controller. After Mr. Foster's resignation, Mr. Heil was appointed our interim Principal Financial Officer and interim Principal Accounting Officer. He served in this capacity until June 1, 2015, when Mr. Maddock joined the Company. Mr. Heil's compensation for fiscal 2015 was set prior to his becoming an executive officer and did not change while he served in that capacity. As a result, Mr. Heil's compensation was not set, reviewed or altered by the Committee. Mr. Heil does not participate in the EIP and does not receive performance-based restricted stock awards. Mr. Heil's compensation is set in accordance with the market data driven procedures used by our Human Resources Department for employees at his level. He participated in our Annual Incentive Plan ("AIP"), a cash bonus program for senior-level employees based on the EIP. Performance goals under the AIP are substantially similar to those used under the EIP. For information related to Mr. Heil's compensation in fiscal 2015, please refer to the Summary Compensation Table on page 26.

Consideration of Tax Consequences when Making Compensation Decisions

Section 162(m) of the Code generally disallows a tax deduction to public companies for compensation over $1,000,000 paid to certain of our Named Executive Officers. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. The key components of our long-term incentives in the form of stock option grants and performance-based restricted stock awards are designed to comply with the statute. Awards under the EIP also are generally designed to comply with the statute. A number of requirements must be met for particular compensation to so qualify, however, so there can be no assurance that such compensation will be fully deductible under all circumstances. Although the Committee believes it is important to preserve the deductibility of compensation under Section 162(m) whenever practicable, it reserves the right to grant or approve compensation or awards that may be non-deductible when it believes such compensation or awards are in our and our shareholders' best interests.

"Market Data" Defined

Compensation data is gathered by Mercer from proxy statements of the Compensation Peer Group and from published compensation surveys. The relevant survey and Compensation Peer Group data for fiscal 2015, each as discussed below, were weighted equally by the Committee and are collectively referred to throughout this discussion as the "Market Data."

Compensation Peer Group Data

Data is gathered from proxy statements and other documents that are filed with the SEC to develop the Compensation Peer Group data.

Mercer works with the Committee and our management team, including our CEO, to identify peer companies for compensation comparison purposes. The peer companies are primarily selected based on their industry, degree of business match (i.e., semiconductor or electronics manufacturing), and comparability of revenue size. All the peer companies have a Global Industry Classification Standard economic sector classification of Information Technology and an industry classification related to semiconductor or other electronic equipment. The companies selected generally fall within a revenue range of approximately 50% to 200% of the size of Micron and have a high degree of business match. We believe our custom peer group is comprised of companies that are likely to be our competitors for executive talent.

Each year the Committee reevaluates the composition of our Compensation Peer Group to ensure that it reflects industry or economic changes that may have occurred during the fiscal year, such as changes in business strategies, operations, revenues, product lines or availability of information. The composition of our Compensation Peer Group did not change in fiscal 2015 and is comprised of:

Agilent Technologies, Inc.	Medtronic Inc.
Applied Materials, Inc.	Motorola Solutions, Inc.
Broadcom Corporation	QUALCOMM Incorporated
Corning Incorporated	Seagate Technology Plc.
EMC Corporation	Symantec Corporation
Emerson Electric Co.	Texas Instruments Incorporated
Flextronics International	Thermo Fisher Scientific Inc.
Jabil Circuit, Inc.	Western Digital Corp.

These companies are referred to in the compensation discussion and analysis as the "Compensation Peer Group."

When collecting and assessing market compensation data we collect data based on job descriptions first. This permits the Committee to "match" positions held by our executives with those of other companies and, as described more fully below, deviate from benchmarked data based on the factors described earlier. If we are not able to match positions to a reasonable number of companies within the Compensation Peer Group, we look to the rank of the person involved and match ranks, e.g., our highest paid officer is ranked to the highest paid officer at each company within the Compensation Peer Group.

Survey Data

Survey data may vary from year to year. For fiscal 2015, Mercer used the Radford Global Technology Survey and Towers Watson CDB High-Tech Executive Compensation Survey as well as information obtained from public filings by the Compensation Peer Group. We believe these surveys are particularly relevant for high-technology companies given the high level of participation by such companies in the survey.

Stock Ownership Guidelines

We have established stock ownership guidelines for our executive officers and directors. The Committee believes that officers will more effectively manage a company in the best interests of the shareholders if they are also shareholders. The minimum ownership guideline for directors is to hold shares with a value equal to four times their $100,000 annual retainer. The minimum ownership guideline for our CEO is to hold shares with a value equal to five times his base salary. Messrs.

Adams, DeBoer, Durcan, Maddock, Shirley, and Thorsen are required to hold shares with a value equal to three times their base salary. Directors and executive officers are given five years to meet the ownership guidelines. The Governance Committee reviews the Ownership Guidelines and monitors each covered executive's progress toward, and continued compliance with, the guidelines. Stock sales restrictions may be imposed upon executive officers and directors if the stock ownership guidelines are not met. All our executive officers and directors are in compliance with the guidelines.

The following table shows compliance with the guidelines as of the Record Date (November 30, 2015):

Executive Officer(1)	Guideline Multiplier	Guideline Amount(2)	Compliance with Guideline
Mark W. Adams	3	$2,325,000	Yes
Scott J. DeBoer	3	1,410,000	Yes
D. Mark Durcan	5	5,250,000	Yes
Ernest E. Maddock	3	1,650,000	(3)
Brian M. Shirley	3	1,890,000	Yes
Steven L. Thorsen, Jr.	3	1,455,000	Yes

(1)	These guidelines no longer apply to Mr. Foster and do not apply to Mr. Heil.

(2)
Based on current salary amounts for all except Mr. Durcan. Mr. Durcan requested a reduction in his fiscal 2016 base salary to align with cost reduction measures implemented by the Company. In response to Mr. Durcan's request, the Committee set his fiscal 2016 base salary at $525,000. Amount shown reflects Mr. Durcan's fiscal 2015 base salary of $1,050,000.

(3) Mr. Maddock has until June 1, 2020 to meet our ownership guidelines.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the disclosures contained in the Compensation Discussion and Analysis section of this Proxy Statement. Based upon this review and our discussions, the Compensation Committee has recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee
Richard M. Beyer
Patrick J. Byrne
D. Warren A. East
Lawrence N. Mondry

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee (Messrs. Beyer, Byrne, East and Mondry) is or has been one of our officers or employees or an officer or employee of any of our subsidiaries. During fiscal 2015, none of our executive officers served on the Compensation Committee (or equivalent) or the board of directors of another entity whose executive officer(s) served on our Compensation Committee or Board of Directors.

FISCAL 2015 SUMMARY COMPENSATION TABLE

The following table details the total compensation earned by our Named Executive Officers in fiscal 2015, 2014 and 2013.

Name and Principal Position	Year	Salary(1)	Bonus(2)	Stock Awards(3)	Option Awards(3)	Non-Equity Incentive Plan Compensation(4)	All Other Compensation(5)	Total
Mark W. Adams(6)	2015	$783,077	$—	$3,376,142	$1,125,538	$201,500	$13,250	$5,499,507
President	2014	726,346	—	3,180,960	1,059,677	1,552,171	13,873	6,533,027
	2013	600,000	—	2,185,040	1,311,303	—	13,379	4,109,722
Scott J. DeBoer	2015	474,154	—	1,324,286	440,089	75,200	13,250	2,326,979
Vice President, Research
and Development
D. Mark Durcan	2015	1,062,308	—	6,006,740	2,000,523	315,000	13,250	9,397,821
CEO (Principal Executive	2014	1,005,289	—	6,167,388	1,833,340	2,447,654	25,437	11,479,108
Officer)	2013	900,000	—	3,746,600	2,250,077	—	13,641	6,910,318
Ernest E. Maddock	2015	145,966	100,000	901,401	1,063,652	28,167	16,333	2,255,519
Chief Financial Officer
and Vice President, Finance
(Principal Financial Officer)
Brian M. Shirley	2015	635,077	—	2,441,520	812,672	126,000	13,250	4,028,519
Vice President, Memory	2014	581,708	—	2,436,480	813,414	955,182	13,698	4,800,482
Technology and Solutions	2013	484,000	—	1,246,960	751,019	—	13,257	2,495,236
Steven L. Thorsen, Jr.	2015	492,462	—	1,324,286	440,089	87,300	—	2,344,137
Vice President,	2014	471,596	—	1,319,760	440,288	694,895	565	2,927,104
Worldwide Sales
Ronald C. Foster(6)	2015	306,923	—	2,066,953	688,045	124,000	581,655	3,767,576
Chief Financial Officer	2014	582,654	—	2,064,240	686,552	955,182	13,698	4,302,326
	2013	490,000	—	1,372,800	825,525	—	13,264	2,701,589
Mark J. Heil(6)	2015	317,539	—	231,582	154,130	39,296	13,032	755,579
Vice President and
Corporate Controller

(1)
Mr. Maddock joined the Company as Chief Financial Officer on June 1, 2015. Mr. Maddock's annual base salary for fiscal 2015 was $550,000. Amount shown reflects his prorated salary for fiscal 2015. Fiscal 2015 amount for Mr. Foster represents salary earned up to his resignation in February 2015. The total amount of salary-based severance to be paid per the terms of Mr. Foster's Severance Agreement was $452.849.

(2)	Mr. Maddock received a cash signing bonus upon joining the Company.

(3)
Assumptions used in determining the grant-date fair values of option awards are set forth in the "Equity Plans" note to the financial statements included in our annual reports on Form 10-K for fiscal years 2015, 2014 and 2013, which note is incorporated herein by reference. The grant-date fair values for the stock awards are based on the closing price on the last market-trading day prior to the date of grant. The grant date fair value of the performance-based restricted stock awards granted in fiscal 2015, 2014 and 2013 was computed by multiplying (i) the target number of restricted shares awarded to each named executive officer, which was the assumed probable outcome as of the grant date, by (ii) the closing price on the last market-trading day prior to the date of grant. Although the assumed probable outcome as of the grant date was achievement at the target level, the terms of the awards for performance-based restricted stock awards granted in 2015 also provided for an achievement of 200% of the target amount ("maximum"), which, for fiscal 2015 would have resulted in compensation for Stock Awards of $4,052,119 for Mr. Adams, $1,588,924 for Mr. Deboer, $7,209,117 for Mr. Durcan, $2,930,525 for Mr. Shirley, $1,588,924 for Mr. Thorsen, and $2,481,169 for Mr. Foster. Messrs. Maddock and Heil did not receive performance-based restricted stock awards in fiscal 2015.

(4)
Amounts shown for Messrs. Adams, DeBoer, Durcan, Maddock, Shirley, Thorsen and Foster were paid pursuant to the EIP and relate to the achievement of certain performance milestones. The EIP was suspended for fiscal 2013 and despite performance milestones being met, no bonuses were paid. Amount shown for Mr. Heil was paid pursuant to the AIP and relates to the achievement of certain performance milestones.

(5)
Includes matching contributions paid by us pursuant to our 401(k) plan. For fiscal 2015, $13,250 was contributed for each of Messrs. Adams, DeBoer, Durcan and Shirley, $13,032 was contributed for Mr. Heil, $11,811 was contributed for Mr. Foster and $5,290 was contributed for Mr. Maddock. Mr. Thorsen did not participate in the plan. For fiscal 2014, the contribution for each of Messrs. Adams, Durcan, Foster and Shirley was $13,000. For fiscal 2013, the contribution for each of Messrs. Adams, Durcan, Foster and Shirley was $12,750. All Other Compensation also included the following for each of the Named Executive Officers:

•
Fiscal 2015 amount for Mr. Maddock includes $6,377 in relocation expenses and $4,271 in commuting expenses related to his use of the company plane for travel to our offices in Boise, Idaho. Compensation for personal aircraft usage was determined based on the aggregate incremental cost to the Company, including fuel, crew, landing fees, ramp/parking fees and other variable costs of operating the airplane.  Since the Company's aircrafts are primarily used for business travel, fixed costs that do not change based on usage, such as pilots' salaries, depreciation of the aircraft, and the cost of general maintenance, are excluded.

•	Fiscal 2014 amount for Mr. Durcan includes $11,050 related to the use of our football stadium skybox at Boise State University.

•
Amount for Mr. Foster includes $452,849 in severance benefits pursuant to Mr. Foster's Severance Agreement (see the "Potential Payments Upon Termination or Change in Control" table.) At the time of his resignation Mr. Foster also received $116,995 for accumulated unused time-off.

(6)
Information is included for Messrs. Foster and Heil because they served as our principal financial and principal accounting officer for a portion of fiscal 2015. Mr. Adams also served as our interim chief financial officer for a portion of fiscal 2015 but did not receive any additional compensation. Mr. Adams currently serves as our President and Mr. Heil currently serves as our Vice President and Corporate Controller.

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2015

The table below sets forth the plan-based award grants to our Named Executive Officers in fiscal 2015.

Name	Grant Date	Estimated Future Payouts under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts under Equity Incentive Plan Awards(2)			Stock Awards: Number of Shares of Stock or Units(3)	Option Awards: Number of Securities Underlying Options(4)	Exercise Price of Options(5)	Close Price on Grant Date	Grant Date Fair Value of Stock (or units) and Options(6)
		Threshold	Target	Max	Threshold	Target	Max
Mark W. Adams	10/20/14				21,150	42,300	84,600					$1,351,086
	10/20/14							70,400				2,025,056
	10/20/14								86,700	$28.77	$29.69	1,125,538
		$503,750	$1,007,500	$2,015,000
Scott J. DeBoer	10/20/14				8,300	16,600	33,200					530,372
	10/20/14							27,600				793,914
	10/20/14								33,900	28.77	29.69	440,089
		188,000	376,000	752,000
D. Mark Durcan	10/20/14				37,650	75,300	150,600					2,405,362
	10/20/14							125,200				3,601,378
	10/20/14								154,100	28.77	29.69	2,000,523
		787,500	1,575,000	3,150,000
Ernest E. Maddock	6/5/15(7)							33,900				901,401
	6/5/15(7)								100,300	27.79	26.59	1,063,652
		70,418	140,836	281,672
Brian M. Shirley	10/20/14				15,300	30,600	61,200					977,381
	10/20/14							50,900				1,464,139
	10/20/14								62,600	28.77	29.69	812,672
		315,000	630,000	1,260,000
Steven L. Thorsen, Jr.	10/20/14				8,300	16,600	33,200					530,372
	10/20/14							27,600				793,914
	10/20/14								33,900	28.77	29.69	440,089
		218,250	436,500	873,000
Ronald C. Foster	10/20/14				12,950	25,900	51,800					827,181
	10/20/14							43,100				1,239,772
	10/20/14								53,000	28.77	29.69	688,045
		310,000	620,000	1,240,000
Mark J. Heil	10/21/14							7,800				231,582
	10/21/14								11,600	29.69	31.19	154,130
		78,750	157,500	315,000

(1)
Represents estimated payouts for fiscal 2015 under the AIP for Mr. Heil and under the EIP for all others. Payment of bonuses under the AIP and EIP is dependent upon meeting specified performance goals. Actual amounts are included in the "Fiscal 2015 Summary Compensation Table" and a description of the performance milestones associated with such bonuses is included in the "Compensation Discussion and Analysis."

(2)
Represents restricted stock awarded in fiscal 2015 under the Amended and Restated 2004 Equity Incentive Plan (the "2004 Plan") with performance-based and market-based restrictions. Information related to the performance-based and market-based restrictions associated with these shares is contained in "Compensation Discussion and Analysis."

(3)
Represents restricted stock awarded in fiscal 2015 under the 2004 Plan with time-based restrictions. Time-based restrictions lapse in four equal installments over a four-year period from the date of the award.

(4)	Represents options awarded in fiscal 2015 under the 2004 Plan. All options vest in equal installments over a four-year period and have a term of eight years.

(5)
Under the 2004 Plan, options are required to have an exercise price equal to the fair market value. Fair market value is defined as the closing price on the last market-trading day prior to the date of grant.

(6)
The value shown is based on the fair value as of the date of grant. Assumptions used in determining the fair values of these option awards are set forth in the "Equity Plans" note to our financial statements included in our annual report on Form 10-K for fiscal 2015. The value shown for performance-based awards is determined based on payout at the target level.

(7)
Represents the grant date determined under ASC 718. The Compensation Committee granted the awards on June 3, 2015 and the exercise price of options is $27.79, the closing price prior on the last market-trading day prior to June 3, 2015.

Plan Information

Fiscal 2015 compensatory awards to the Named Executive Officers were made pursuant to the 2004 Plan. The purpose of the 2004 Plan is to promote our success by linking the personal interests of our employees, officers, directors and consultants to those of our shareholders, and by providing participants with an incentive for outstanding performance. Permissible awards under the 2004 Plan include: options, restricted stock, restricted stock units, stock appreciation rights, deferred stock units and dividend equivalent rights. We have issued options, restricted stock and restricted stock units under the 2004 Plan. Options granted under the 2004 Plan have an exercise price equal to the fair market value (as defined by the 2004 Plan) on the date of grant and a term of six years if granted prior to January 23, 2014, or eight years if granted after January 23, 2014. For purposes of share counting, each share of restricted stock issued under the 2004 Plan reduces the number of shares available for issuance by two.

Historically, we have provided annual bonuses to our executive officers pursuant to the EIP. As discussed above, in October 2015, the Compensation Committee reviewed the goals established under the EIP for fiscal 2015 and certified achievement of results.

Lapsing of Restrictions Associated with Restricted Stock Awards

The restrictions associated with the restricted stock granted to the Named Executive Officers include both time-based restrictions and performance-based restrictions. Time-based restrictions lapse in four equal installments over a four-year period. The restrictions associated with performance-based awards are described below.

Issuance and Vesting of Performance-based Awards

Restricted Stock

Our executive officers received awards related to two different performance goals; half of the performance shares are tied to achieving a specified ROA over a three fiscal year period and the other half are tied to achieving a specified level of relative TSR over a three fiscal year period (the three fiscal year period for both the ROA and relative TSR goal is referred to herein as the "Share Performance Period"). The number of shares that will be received at the end of the Share Performance Period varies between 0% and 200% of the targeted share amount and is dependent upon the level of achievement. All threshold, target and maximum amounts require significant execution and effort with no assurance of achievement guaranteed. In the absence of at least the threshold ROA or relative TSR amount being achieved, the restrictions will not lapse and the shares will be forfeited.

Cash Awards

Bonuses were paid to the Named Executive Officers in fiscal 2015 as a result of achievement of certain goals. See the "Components of the Executive Compensation Program" section of the "Compensation Discussion and Analysis."

Stock Option Vesting

Options generally vest in four equal installments over a four-year period from the grant date. Options granted prior to February 2014 have a term of six years and options granted after have a term of eight years.

Determination of Stock-based Compensation

The fair values of option awards were estimated as of the dates of grant using the Black-Scholes option valuation model in accordance with ASC 718. The Black-Scholes model requires the input of assumptions, including the expected stock-price volatility and estimated option life. The expected volatilities utilized were based on implied volatilities from traded options on our stock and on historical volatility. The expected lives of options granted were based, in part, on historical experience and on the terms and conditions of the options. The risk-free interest rates utilized were based on the U.S. Treasury yield in effect at each grant date. No dividends were assumed in estimated option values.

OUTSTANDING EQUITY AWARDS AT 2015 FISCAL YEAR-END

The following table provides information with respect to outstanding stock options and restricted stock held as of September 3, 2015 by our Named Executive Officers.

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options			Option Exercise Price ($)	Option Expiration Date	Shares or Units of Stock That Have Not Vested			Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1)($)
Name	Exercisable (#)	Unexercisable (#)				Number (#)		Market Value(1)($)
Mark W. Adams	95,000			$7.59	10/11/2016	18,250	(2)	$302,768	23,500	(3)	$389,865
	194,250	64,750	(4)	5.16	10/11/2017	114,500	(5)	1,899,555	18,800	(6)	311,892
	220,000	220,000	(7)	5.72	10/16/2018	84,750	(8)	1,406,003
		106,500	(9)	16.92	10/16/2019	70,400	(10)	1,167,936
		86,700	(11)	28.77	10/20/2022
Scott J. DeBoer		38,750	(4)	5.16	10/11/2017	11,000	(2)	182,490	9,200	(3)	152,628
		63,000	(7)	5.72	10/16/2018	33,000	(5)	547,470	7,400	(6)	122,766
		44,250	(9)	16.92	10/16/2019	35,250	(8)	584,798
		33,900	(11)	28.77	10/20/2022	27,600	(10)	457,884
D. Mark Durcan	391,000			7.59	10/11/2016	54,500	(2)	904,155	41,800	(3)	693,462
	582,750	194,250	(4)	5.16	10/11/2017	196,500	(5)	3,259,935	33,500	(6)	555,765
	377,500	377,500	(7)	5.72	10/16/2018	150,000	(8)	2,488,500
	55,500	166,500	(9)	16.92	10/16/2019	7,725	(8)	128,158
	3,325	9,975	(9)	30.99	6/12/2022	125,200	(10)	2,077,068
		154,100	(11)	28.77	10/20/2022
Ernest E. Maddock		100,300	(12)	27.79	6/3/2023	33,900	(13)	562,401
Brian M. Shirley	48,750			7.59	10/11/2016	18,250	(2)	302,768	17,000	(3)	282,030
	64,750	64,750	(4)	5.16	10/11/2017	65,500	(5)	1,086,645	13,600	(6)	225,624
	126,000	126,000	(7)	5.72	10/16/2018	64,500	(8)	1,070,055
	27,250	81,750	(9)	16.92	10/16/2019	50,900	(10)	844,431
		62,600	(11)	28.77	10/20/2022
Steven L. Thorsen, Jr.	28,500	34,500	(4)	5.16	10/11/2017	9,750	(2)	161,753	9,200	(3)	152,628
	63,000	63,000	(7)	5.72	10/16/2018	33,000	(5)	547,470	7,400	(6)	122,766
	14,750	44,250	(9)	16.92	10/16/2019	35,250	(8)	584,798
		33,900	(11)	28.77	10/20/2022	27,600	(10)	457,884
Ronald C. Foster(14)	65,000			7.59	3/7/2016	26,750	(2)	443,783	14,400	(3)	238,896
		95,000	(4)	5.16	3/7/2016	72,000	(5)	1,194,480	11,500	(6)	190,785
	38,500	138,500	(7)	5.72	3/7/2016	54,750	(8)	908,303
	23,000	69,000	(9)	16.92	3/7/2016	43,100	(10)	715,029
		53,000	(11)	28.77	3/7/2016
Mark J. Heil	12,500			7.52	11/12/2015	8,333	(15)	138,244
	30,000			10.13	1/18/2016	8,982	(16)	149,011
	56,250	18,750	(17)	5.82	12/9/2017	7,800	(18)	129,402
	25,000	25,000	(19)	6.66	12/14/2018
	4,491	13,474	(20)	19.29	11/19/2019
		11,600	(21)	29.69	10/21/2022

(1)	Calculated by multiplying the number of shares of restricted stock by $16.59, the closing price of our Common Stock on September 3, 2015.

(2)	Restrictions on shares lapse on October 11, 2015.

(3)	Represents the target number of restricted stock units. Performance-based restrictions on stock units lapse upon the achievement of the ROA goal through the fourth quarter of fiscal 2017.

(4)	Options vest on October 11, 2015.

(5)	Restrictions on shares lapse in equal installments on October 16, 2015 and October 16, 2016.

(6)	Represents the target number of restricted stock units. Performance-based restrictions on stock units lapse upon the achievement of a relative TSR goal through the fourth quarter of fiscal 2017.

(7)	Options vest in equal installments on October 16, 2015 and October 16, 2016.

(8)	Restrictions on shares lapse in equal installments on October 16, 2015, October 16, 2016, and October 16, 2017.

(9)	Options vest in equal installments on October 16, 2015, October 16, 2016, and October 16, 2017.

(10)	Restrictions on shares lapse in equal installments on October 20, 2015, October 20, 2016, October 20, 2017, and October 20, 2018.

(11)	Options vest in equal installments on October 20, 2015, October 20, 2016, October 20, 2017, and October 20, 2018.

(12)	Options vest in equal installments on June 3, 2016, June 3, 2017, June 3, 2018, and June 3, 2019.

(13)	Restrictions on shares lapse in equal installments on June 3, 2016, June 3, 2017, June 3, 2018, and June 3, 2019.

(14)
Unexercisable option and unvested share numbers reported include awards that were outstanding on September 3, 2015 but will not vest prior to February 6, 2016, the end of Mr. Foster's severance period. All of his unvested option and restricted stock awards as of February 6, 2016 will be forfeited. Vested stock options for Mr. Foster which do not expire earlier pursuant to their terms will expire if not exercised on or before March 7, 2016, which is 30 days following the end of his severance agreement. For more information regarding severance agreements see "Potential Payments Upon Termination or Change in Control."

(15)	Restrictions on stock units lapse in equal installments on December 14, 2015 and December 14, 2016.

(16)	Restrictions on stock units lapse in equal installments on November 19, 2015, November 19, 2016, and November 19, 2017.

(17)	Options vest on December 9, 2015.

(18)	Restrictions on stock units lapse in equal installments on October 21, 2015, October 21, 2016, October 21, 2017, and October 21, 2018.

(19)	Options vest in equal installments on December 14, 2015 and December 14, 2016.

(20)	Options vest in equal installments on November 19, 2015, November 19, 2016, and November 19, 2017.

(21)	Options vest in equal installments on October 21, 2015, October 21, 2016, October 21, 2017, and October 21, 2018.

OPTION EXERCISES AND STOCK VESTED IN FISCAL 2015

The following table sets forth information related to the number of options and restricted awards held by each of the Named Executive Officers that were exercised or vested in fiscal 2015 and the value realized.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting(2)	Value Realized on Vesting(3)
Mark W. Adams	35,500	$439,909	116,000	$3,202,265
Scott J. DeBoer	114,250	2,464,293	46,750	1,292,120
D. Mark Durcan	—	—	230,075	6,356,078
Ernest E. Maddock	—	—	—	—
Brian M. Shirley	113,500	2,636,128	84,750	2,341,640
Steven L. Thorsen, Jr.	91,250	2,453,499	42,000	1,160,118
Ronald C. Foster	478,000	10,405,953	97,500	2,695,963
Mark J. Heil	65,000	1,598,741	13,411	425,528

(1)	Value calculated by subtracting the exercise price from the fair market value of the shares at the time of exercise multiplied by the number of options exercised.

(2)
Excludes performance-based restricted stock that had met all the performance conditions by the end of fiscal 2014, and as a result was included in the stock awards acquired in fiscal 2014, but which restrictions did not lapse until approved by the Board in fiscal 2015.

(3)	Value calculated by multiplying number of shares by the market value per share on the vesting date.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following tables quantify the estimated payments and benefits for each of the Named Executive Officers pursuant to the Severance Agreements and in the event of a change of control as described in the "Severance and Change in Control Arrangements" section of the "Compensation Discussion and Analysis." The amounts listed for Mr. Foster are based on his separation from service on February 6, 2015. We have not entered into a Severance Agreement with Mr. Heil. The amounts listed for the currently-employed Named Executive Officers are estimated amounts that were calculated as if the Named Executive Officers separated from service on September 3, 2015, the last day of fiscal 2015.

Severance Agreements

The "Salary" portion of severance payments are paid on our regular bi-weekly payroll schedule during the officer's Transition Period subject to the possibility of a six-month delay that may be required by Section 409A of the Code. If Section 409A imposes a six-month delay, payments during the delay would be accumulated and paid to the officer on the first day of the seventh month following the Named Executive Officer's separation from service. The remaining payments would then be paid according to our regular payroll schedule.

The "Bonus" portion of the severance payments is paid only if the applicable performance goals are achieved before or during the applicable Transition Period. Such payments are made at the same time that the other officers participating in the applicable bonus plan receive their payments, if any, and typically would occur during our first fiscal quarter.

The "Cash in Lieu of Benefits" portion of the severance payments is calculated based on the difference between the amount of premiums the Named Executive Officer paid each month for benefits coverage as our employee and the estimated premiums the Named Executive Officer would need to pay each month for the same or similar coverage as a former employee. This monthly amount is multiplied by the number of months in the Named Executive Officer's Transition Period and is grossed-up for taxes. All gross-up calculations and payments are based on the standard supplemental withholding rates provided by federal and state guidelines. We do not use the Named Executive Officer's actual tax rate for these calculations. The "Cash in Lieu of Benefits" payment is made within 30 days after the Named Executive Officer's separation from service, subject to the possibility of a six-month delay that may be required by Section 409A of the Code. If Section 409A imposes a six-month delay, the payment would be made to the Named Executive Officer on the first day of the seventh month following the officer's separation from service.

Name	Salary(1)	Bonus(2)	Cash in Lieu of Benefits Payment(3)	Total Value of Options Exercisable During the Transition Period(4)	Value of Extended Restricted Stock Vesting(5)	Value of Unearned Performance -Based Stock Awards(6)	Total
Mark W. Adams	$775,000	$201,500	$85,954	$7,711,109	$2,013,197	$—	$10,786,760
Scott J. DeBoer	470,000	75,200	73,138	851,426	765,629	—	2,235,393
D. Mark Durcan	1,050,000	315,000	85,514	19,441,855	3,925,609	—	24,817,978
Ernest E. Maddock	550,000	28,167	54,084	16,588	140,600	—	789,439
Brian M. Shirley	630,000	126,000	47,537	4,253,622	1,413,883	—	6,471,042
Steven L. Thorsen, Jr.	485,000	87,300	48,117	1,879,859	744,891	—	3,245,167
Ronald C. Foster	620,000	124,000	97,541	16,262,875	2,653,215	—	19,757,631

(1)	Represents 12 months of the Named Executive Officer's monthly salary as of September 3, 2015, except Mr. Foster. Mr. Foster's salary is as of his separation from service on February 6, 2015.

(2)	Represents the actual EIP bonus paid for fiscal 2015.

(3)
Represents a cash payment in an amount estimated to allow the Named Executive Officer to purchase during the Transition Period benefits similar to those received while an employee. The amount listed includes a gross-up calculation for the tax impact of the payment.

(4)
Represents the total value of stock options that are exercisable as of September 3, 2015 and that are expected to vest during the Named Executive Officer's Transition Period. The fair value of each option award is estimated as of September 3, 2015 (February 6, 2015 for Mr. Foster) using the Black-Scholes option valuation model. The expected volatilities utilized are based on implied volatility from traded options on our stock and on historical volatility. The expected lives are based on the shorter of the length of the Transition Period plus thirty days or the remaining life of the option. The risk-free interest rates utilized are based on the U.S. Treasury yield on September 3, 2015 (February 6, 2015 for Mr. Foster).

(5)
Represents the value resulting from the additional vesting of restricted shares during the Named Executive Officer's Transition Period. The amount shown is calculated as the number of additional shares that would vest during the Transition Period multiplied by $16.59, our closing stock price on September 3, 2015 (for Mr. Foster, $28.91, our closing stock price on February 6, 2015).

(6)
The performance-based restricted stock awards granted in fiscal 2015 have a performance period of 3 years and the restrictions would not have lapsed during the Named Executive Officer's Transition Period.

Change in Control

We do not have change in control agreements with our Named Executive Officers. However, our equity plans, grant agreements, and EIP have change in control provisions. A change in control is generally defined as a change in the majority of the members of the Board of Directors within a specified time period or the acquisition of 35% or more of our outstanding Common Stock.

For equity awards, the impact of a change in control differs for outstanding time-based and performance-based awards. Outstanding time-based awards would automatically become fully vested or the applicable restrictions lapse. Outstanding performance-based awards are treated as if all required performance goals were satisfied at the target level on the date of the change in control and are vested or have their restrictions lapse on a pro-rata basis based on the amount of the performance period completed as of the date of the change in control.

Under the EIP, a change in control results in an early payout of awards, to the extent earned. Upon a change in control, performance achievement is measured as of the last day of the month preceding the change in control.

The following table sets forth the estimated benefits payable to the continuing Named Executive Officers pursuant to the various change in control provisions, assuming a change in control occurred on September 3, 2015.

Name	Bonus(1)	Value of Options(2)	Value of Restricted Stock(3)	Total
Mark W. Adams	$201,500	$3,131,493	$5,010,180	$8,141,673
Scott J. DeBoer	75,200	1,127,723	1,864,440	2,992,163
D. Mark Durcan	315,000	6,323,703	9,274,225	15,597,928
Ernest E. Maddock	28,167	—	562,401	562,401
Brian M. Shirley	126,000	2,109,713	3,473,117	5,582,830
Steven L. Thorsen, Jr.	87,300	1,079,145	1,843,702	2,922,847
Mark J. Heil	—	450,188	416,658	866,846

(1)	Represents the actual EIP bonus paid for fiscal 2015.

(2)
All outstanding options are time-based equity awards and would have fully vested on September 3, 2105. Amount shown is calculated as the excess of $16.59, the closing price of our stock on September 3, 2015, over the accelerated option's exercise price.

(3)
All outstanding time-based restricted stock awards would have fully vested on September 3, 2015. The fiscal 2015 performance-based restricted stock awards have a performance period of three years and 1/3 of the awards would have fully vested on September 3, 2015. Amount shown is calculated as the number of shares on which restrictions would lapse multiplied by $16.59 per share, our closing stock price on September 3, 2015.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of September 3, 2015, regarding Common Stock that may be issued pursuant to our equity compensation plans:

	(a) Number of Securities To Be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(1)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity Compensation Plans Approved by Shareholders(2)	37,119,300	$18.57	104,601,771	(3)
Equity Compensation Plans Not Approved by Shareholders(4)	18,864,011	10.93	6,793,384	(5)
Totals(6)	55,983,311	15.33	111,395,155

(1)	Excludes restricted stock units that convert to shares of Common Stock for no consideration.

(2)
Includes shares issuable or available pursuant to our 2000 Lexar Stock Option Plan (the "2000 Lexar Plan"), 2001 Stock Option Plan (the "2001 Plan"), the 2004 Plan, the Amended and Restated 2007 Equity Incentive Plan (the "2007 Plan") and the Numonyx Equity Incentive Plan (the "Numonyx Plan"). Options and SARs granted under the 2004 Plan and the 2007 Plan after January 23, 2014 have a term of eight years; options and SARs granted under the 2004 Plan and the 2007 Plan prior to January 23, 2014 have a term of six years, and all our other equity plans provide for a maximum term of ten years. The 2004 Plan, the 2007 Plan and the Numonyx Plan are our only plans that permit granting of awards other than stock options. The 2004 Plan and the 2007 Plan provide that awards other than stock options or SARs reduce the number of available shares under the plan by two shares for each one share covered by the award. In addition, none of our equity plans contain provisions that are commonly known as "liberal share counting provisions" or permit the grant of discounted options or SARs.

(3)	Plans permit granting options and full-value awards. If issuing full-value awards, the number of available shares is 53,909,985.

(4)
Includes shares issuable or available pursuant to our Nonstatutory Stock Option Plan (the "NSOP"), 1997 Nonstatutory Stock Option Plan (the "1997 Plan") and the 1998 Nonstatutory Stock Option Plan (the "1998 Plan"). Options granted under the aforementioned plans have terms ranging from six to ten years. The exercise price and the vesting schedule of the options granted under these plans are determined by the administrators of the plans or our Board of Directors. Executive officers and directors do not participate in the aforementioned plans.

(5)	None of these shares are available to grant as full value awards.

(6)	The following table contains further information as to awards outstanding and available for issuance under each of our equity plans.

Equity Plan	(a) Number of Securities To Be Issued Upon Exercise of Outstanding Options, Warrants and Rights		(b) Number of Securities Available for Issuance (Excluding Securities Reflected in Column (a))
Plans Approved by Shareholders
2000 Lexar Plan	9,224		—
2001 Plan	1,149,925		—
2004 Plan	9,975,994	(1)	37,547,340
2007 Plan	25,067,528	(2)	63,836,232
Numonyx Plan	916,629	(3)	3,218,199
Approved Plan Total	37,119,300		104,601,771

Plans Not Approved by Shareholders
NSOP	18,797,150		6,639,326
1997 Plan	9,176		41,430
1998 Plan	57,685		112,628
Not Approved Plan Total	18,864,011		6,793,384
Grand Total	55,983,311		111,395,155

(1)	Includes 1,834,064 restricted stock units and excludes 2,331,025 restricted stock.

(2)	Includes 9,734,762 restricted stock units and excludes 58,947 restricted stock.

(3)	Includes 36,165 restricted stock units.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related party transactions are reviewed by our Board of Directors. Related parties include our directors and officers, their family members and affiliates, and certain beneficial owners. In cases where the related party is a director or an affiliate of a director, that director does not participate in the review of the proposed transaction. In reviewing a proposed related party transaction, the Board considers all the relevant facts and circumstances of the transaction, such as (i) the nature and terms of the transactions, (ii) the dollar value of the transaction, (iii) whether the terms of the transaction are at least as favorable as they would have been if a related party was not involved, (iv) the business reasons for the transaction, (v) whether the transaction would result in an improper conflict of interest, and (vi) the effects of the transaction on the ongoing relationship between us and the related party. Other than as noted below, there were no other related party transactions in excess of $120,000 for fiscal 2015 and through November 5, 2015.

We purchased various equipment and maintenance parts from Danaher Corporation and its subsidiaries for approximately $3,220,000. Mr. Byrne has served as the President of Tektronix, a subsidiary of Danaher Corporation, since July 2014. Mr. Byrne was Vice President of Strategy and Business Development and Chief Technical Officer of Danaher Corporation from November 2012 to July 2014.

We paid approximately $180,000 to BlackRock Financial Management, Inc., for investment accounting fees. Blackrock Financial Management, Inc. is a subsidiary of BlackRock, Inc, who is known by us to own beneficially more than 5% of our Common Stock.
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities and Exchange Act of 1934 (the "Exchange Act") requires our directors and executive officers, and persons who own beneficially more than 10% of our Common Stock to file reports of ownership and changes of ownership with the Securities and Exchange Commission and the NASDAQ. Copies of all filed reports are required to be furnished to us pursuant to Section 16(a) of the Exchange Act. All directors, executive officers, and greater than 10% beneficial owners complied with all applicable filing requirements during the fiscal year ended September 3, 2015, based on the reports received or written representations from reporting persons.

PROPOSAL 3 - ADVISORY VOTE ON THE COMPENSATION OF
OUR NAMED EXECUTIVE OFFICERS ("SAY-ON-PAY")

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the "Dodd-Frank Act"), enables our shareholders to vote to approve, on an advisory (non-binding) basis, the compensation of our Named Executive Officers as described in this proxy statement. We seek your advisory vote and ask that you indicate your support for the compensation of the Named Executive Officers as disclosed in this proxy statement.

This proposal, commonly known as a "say-on-pay" proposal, gives our shareholders the opportunity to express their views on the compensation of our Named Executive Officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers as described in this proxy statement. At our fiscal 2011 Annual Meeting of Shareholders, our shareholders voted to have an annual advisory vote on say-on-pay and in accordance with the results of this vote, the Board determined to implement an advisory vote on executive compensation every year until the next required vote on the frequency of shareholder votes on the compensation of executives, which is scheduled to occur at the Fiscal 2017 Annual Meeting of Shareholders.

At our annual meeting of shareholders held in January 2015, over 95% of the votes cast on the say-on-pay proposal were voted in favor of the proposal. See "Consideration of 2014 Advisory Vote on Executive Compensation" on page 15.

The Board invites you to review carefully the Compensation Discussion and Analysis beginning on page 12 and the tabular and other disclosures on executive compensation beginning on page 26, and cast a vote "for" the following resolution:

"Resolved, that shareholders approve, on an advisory basis, the compensation of Micron's Named Executive Officers, as discussed and disclosed in the Compensation Discussion and Analysis, the executive compensation tables, and any narrative executive compensation disclosure contained in this proxy statement."

The say-on-pay vote is advisory, and therefore not binding on us, the Compensation Committee or the Board of Directors. Furthermore, because this non-binding, advisory resolution primarily relates to the compensation of our Named Executive Officers that has already been paid or contractually committed, there is generally no opportunity for us to revisit these decisions. However, the Board and Compensation Committee value the opinions of our shareholders and to the extent there is any significant vote against the Named Executive Officer compensation as disclosed in this proxy statement, the Board will carefully consider the shareholders' concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

The Board of Directors recommends voting "FOR" the non-binding resolution to approve the Named Executive Officers' compensation as described in this proxy statement.

Note: We are providing this advisory vote as required pursuant to Section 14A of the Securities Exchange Act (15 U.S.C. 78n-1). The shareholder vote will not be binding on us or the Board, and it will not be construed as overruling any decision by us or the Board, or creating or implying any change to, or additional, fiduciary duties for us or the Board.

PROPOSAL 2 – RATIFICATION OF PRICEWATERHOUSECOOPERS LLP

The Audit Committee of the Board has retained PricewaterhouseCoopers LLP ("PwC") as our Independent Registered Public Accounting Firm to audit our consolidated financial statements for the fiscal year ending September 1, 2016. PwC has been our Independent Registered Public Accounting Firm since fiscal 1985. If the ratification of PwC's appointment is not approved by a majority of the shares voting thereon, the Audit Committee may reconsider its decision to appoint PwC as our Independent Registered Public Accounting Firm. Representatives of PwC are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.

The Board of Directors recommends voting "FOR" the ratification of the appointment of PricewaterhouseCoopers LLP.

Fees Paid

Fees charged for services performed by PwC for fiscal 2015 and 2014 were as follows:

	2015	2014

	(amounts in millions)
Audit fees(1)	$7.7	$9.3
Audit-related fees(2)	0.1	0.1
Tax fees(3)	0.2	—
All other fees(4)	0.1	—
	$8.1	$9.4

(1)
Includes fees related to the audit of our financial statements, fees for services provided in connection with statutory and regulatory filings and fees for attestation services related to our securities offerings and internal control over financial reporting as required by the Sarbanes-Oxley Act of 2002.

(2)	Primarily reflects fees for services in connection with grant certifications.

(3)	Fiscal 2015 primarily reflects fees for services in connection with tax consulting, tax compliance, and tax planning.

(4)	Fiscal 2015 reflects fees for services in connection with our calendar 2014 Conflict Mineral Report.

Pre-Approval Policy

The Audit Committee Charter provides that the Audit Committee will pre-approve all audit and non-audit services provided to us by the independent auditors, except for such de minimis non-audit services for which the pre-approved requirements are waived in accordance with the rules and regulations of the SEC. A copy of the Audit Committee charter is available on our website at www.micron.com. In fiscal 2015 and 2014, all audit, non-audit, tax services, and all other fees provided by PwC were approved by the Audit Committee in advance of services being provided.

Report of the Audit Committee of the Board of Directors

This report has been prepared by members of the Audit Committee of the Board of Directors who served on the Audit Committee at the end of fiscal 2015. The Board of Directors determined that each Audit Committee member qualified as an "audit committee financial expert" for purposes of the rules and regulations of the SEC. The Board of Directors also determined that during their period of service on the Audit Committee, each member satisfied the independence requirements of applicable federal laws and the Listing Rules of NASDAQ.

The purpose of the Audit Committee is to assist the Board of Directors in overseeing and monitoring (i) the integrity of our financial statements, (ii) the performance of our internal audit function, (iii) the performance of our Independent

Registered Public Accounting Firm, (iv) the qualifications and independence of our Independent Registered Public Accounting Firm, and (v) our compliance with legal and regulatory requirements.

The Audit Committee has reviewed and discussed our audited financial statements with our management, which has primary responsibility for such financial statements. PwC, our Independent Registered Public Accounting Firm for fiscal 2015, has expressed in our Annual Report on Form 10-K its opinion as to the conformity of our consolidated financial statements with accounting principles generally accepted in the United States. The Audit Committee has discussed with PwC the matters that are required to be discussed by Statement on Auditing Standards No. 61, as amended (Public Company Accounting Oversight Board, Professional Standards, Volume 1, AU Section 380). PwC has provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the Public Accounting Oversight Board, and the Audit Committee discussed with PwC its independence. The Audit Committee also concluded that PwC's provision of non-audit services to us, as described above, is compatible with PwC's independence.

On the basis of the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that they approve the inclusion of our audited consolidated financial statements in our Annual Report on Form 10-K for fiscal 2015, appointed PwC as our Independent Registered Public Accounting Firm for the fiscal year ending September 1, 2016, and approved and authorized PwC to carry out and perform certain specified non-audit services for us in fiscal 2016.

While the Audit Committee has performed the above functions, management, and not the Audit Committee, has the primary responsibility for (i) preparing our consolidated financial statements and for the reporting process in general, and (ii) establishing and maintaining internal controls. Similarly, it is the responsibility of the Independent Registered Public Accounting Firm, and not the Audit Committee, to conduct the audit of our consolidated financial statements and express an opinion as to the conformity of the financial statements with accounting principles generally accepted in the United States.

The Audit Committee Robert L. Bailey Mercedes Johnson Robert E. Switz

NOTICE OF ELECTRONIC AVAILABILITY OF PROXY MATERIALS

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on January 28, 2016. The Proxy Statement and Annual Report on Form 10-K are available at www.proxydocs.com/mu.

As permitted by rules recently adopted by the SEC, we are making our proxy material available to our shareholders electronically via the Internet. We have mailed many of our shareholders a Notice containing instructions on how to access this Proxy Statement and our Annual Report on Form 10-K and vote online. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review all of the important information contained in the Proxy Statement and Annual Report. The Notice also instructs you on how you may submit your voting instructions over the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the notice. In addition, shareholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

INCORPORATION BY REFERENCE OF CERTAIN FINANCIAL INFORMATION

We incorporate by reference in this Proxy Statement the "Equity Plans" note to our Consolidated Financial Statements included in our Annual Report on Form 10-K for fiscal 2015. The Annual Report on Form 10-K for fiscal 2015 accompanies this Proxy Statement. Copies of the Annual Report on Form 10-K for fiscal 2015 may be obtained by sending a written request to: Micron Technology, Inc., Attn.: Corporate Secretary, P.O. Box 6, MS-1-507, Boise, Idaho 83707-0006. Our Annual Reports on Form 10-K also are available in the "Investor Relations" section of our website at www.micron.com.

HOUSEHOLDING OF PROXY STATEMENTS AND ANNUAL REPORTS

We are allowed and intend to deliver only one copy of the notice regarding the Internet availability of proxy materials or one set of printed proxy materials (i.e. our 2015 Annual Report on Form 10-K and Proxy Statement) to multiple registered shareholders sharing an address who have received prior notice of our intent to deliver only one such notice or set of materials, so long as we have not received contrary instructions from such shareholders. This practice is commonly referred to as "householding." Householding reduces the volume of duplicate information received at your household and our costs of preparing and mailing duplicate materials.

If you share an address with other registered shareholders and your household receives one copy of the notice of Internet availability or of this Proxy Statement and 2015 Annual Report on Form 10-K and you decide you want a separate copy of this Proxy Statement and 2015 Annual Report on Form 10-K through the date of the Annual Meeting, we will promptly deliver your separate copy if you contact us at Micron Technology, Inc., Attn.: Corporate Secretary, P.O. Box 6, MS-1-507, Boise, Idaho 83707-0006 or corporatesecretary@micron.com or (208) 368-4000. Additionally, to resume the mailing of individual copies of future annual reports, proxy statements, proxy statements combined with a prospectus, and information statements to a particular shareholder, you may contact Wells Fargo Bank, N.A., Attn.: Householding, P.O. Box 64854, St. Paul, Minnesota 55164-0854 and your request will be effective within 30 days after receipt. After the Annual Meeting, you may request householding of these documents by providing Wells Fargo Bank at the address provided directly above with a written request to eliminate multiple mailings. The written request must include names and account numbers of all shareholders consenting to householding for a given address and must be signed by those shareholders.

Additionally, we have been notified that certain banks, brokers and other nominees will household our annual reports and proxy statements for shareholders who hold in street names and have consented to householding. In this case, you may request an individual copy of this Proxy Statement and 2015 Annual Report on Form 10-K by contacting your bank, broker or other nominee.

DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS FOR FISCAL 2016 ANNUAL MEETING

Proposals by our shareholders which are intended to be presented at our Fiscal 2016 Annual Meeting of Shareholders must be received by us at our principal executive offices located at 8000 South Federal Way, Boise, Idaho 83716-9632, no later than August 17, 2016, and must also be in compliance with our Restated Certificate of Incorporation and our Bylaws and with applicable laws and regulations in order to be included in the Proxy Statement and form of proxy relating to that meeting. Proposals which are received after August 17, 2016, will be untimely and will not be considered at the meeting.

December 15, 2015

THE BOARD OF DIRECTORS

Date: Thursday, January 28, 2016
Place: Company Headquarters, 8000 South Federal Way, Boise, Idaho 83716-9632
Time: 9:00 am, Mountain Standard Time

Please make your marks like this: [X] Use dark black pencil or pen only.

The Board of Directors unanimously recommends that you vote "FOR" on all proposals.

	FOR	AGAINST	ABSTAIN	DIRECTORS RECOMMEND
1. To elect directors to serve for the ensuing year and until their successors are elected and qualified:				
01 Robert L. Bailey	☐	☐	☐	FOR
02 Richard M. Beyer	☐	☐	☐	FOR
03 Patrick J. Byrne	☐	☐	☐	FOR
04 D. Mark Durcan	☐	☐	☐	FOR
05 Mercedes Johnson	☐	☐	☐	FOR
06 Lawrence N. Mondry	☐	☐	☐	FOR
07 Robert E. Switz	☐	☐	☐	FOR
2. To ratify the appointment of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for the fiscal year ending September 1, 2016.	☐	☐	☐	FOR
3. To approve a non-binding resolution to approve the compensation of our Named Executive Officers as described in the proxy statement.	☐	☐	☐	FOR
4. To transact such other business as may properly come before the meeting or any adjournment thereof.	☐	☐	☐	FOR

Authorized Signatures - This section must be completed for your instructions to be executed.

_______________________ Please Sign Here

_______________________ Please Date Above

_______________________ Please Sign Here

_______________________ Please Date Above

↑ Please separate carefully at the perforation and return just this portion in the envelope provided. ↑

Fiscal 2015 Annual Meeting of Shareholders of Micron Technology, Inc.
to be held January 28, 2016
for Holders as of November 30, 2015
This Proxy is solicited on behalf of the Board of Directors

INTERNET

Go To:
www.proxypush.com/mu

- Cast your vote online.
- **Have your Proxy Card ready.**
- Follow the simple instructions to record your vote.

OR

TELEPHONE

CALL 1-866-586-3108

- Use any touch-tone telephone.
- **Have your Proxy Card ready.**
- Follow the simple recorded instructions.

OR

MAIL

- Mark, sign and date your Proxy Card.
- Detach your Proxy Card.
- Return your Proxy Card in the postage-paid envelope provided.

Revocable Proxy - Micron Technology, Inc.

The undersigned shareholder(s) of Micron Technology, Inc., a Delaware corporation, hereby acknowledge(s) receipt of the Notice of the Fiscal 2015 Annual Meeting of Shareholders and Proxy Statement and hereby appoints D. Mark Durcan and Mark W. Adams, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Fiscal 2015 Annual Meeting of Shareholders of Micron Technology, Inc., and at any adjournment or adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote, if then and there personally present, on the matters set forth, and in their discretion, upon such other matter or matters which may properly come before the meeting or any adjournment or adjournments thereof.

THE SHARES REPRESENTED BY THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). **IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3, AND 4.**

All votes must be received by 11:59 PM, Eastern Time, January 27, 2016.

PROXY TABULATOR FOR
MICRON TECHNOLOGY, INC.
P.O. BOX 8016
CARY, NC 27512-9903

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